UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on June 6, 2012

        NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on June 6, 2012, at 10 a.m., local time, at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103 for the following purposes:

  1.
  To elect two Class I directors to serve until the 2015 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

  2.
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2012.

  3.
  To hold an advisory vote on the compensation paid to the Company's executive officers.

  4.
  To consider a shareholder proposal if properly presented at the Annual Meeting.

  5.
  To consider and transact such other business as may properly come before the Annual Meeting.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will vote in their judgment on those matters.

        Only shareholders of record at the close of business on April 13, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Any shareholder of record at the close of business on April 13, 2012 attending the Annual Meeting may vote in person even if such shareholder previously signed and returned a proxy.

By order of the Board of Directors,
Robert S. Ippolito Secretary

Wyomissing, Pennsylvania
April 30, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU CAN ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING YOUR INSTRUCTIONS BY PHONE, BY INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE (NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2012.

        Penn National Gaming, Inc.'s Proxy Statement for the 2012 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2011, are available via the Internet at https://materials.proxyvote.com/707569.

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Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 6, 2012

        This Proxy Statement and the enclosed Proxy are first being sent or given to shareholders of Penn National Gaming, Inc. (the "Company") on or about April 30, 2012, in connection with the solicitation of proxies for use at the Company's 2012 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 6, 2012 at 10 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. This solicitation is being made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board").

INFORMATION CONCERNING VOTING AND SOLICITATION

Record Date and Shares Outstanding

        The Board of Directors has set the close of business on April 13, 2012 as the record date ("Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 76,423,682 shares of the Company's common stock were issued and outstanding and entitled to vote at the Annual Meeting.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting

Quorum for the Annual Meeting

        In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by valid proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

In Person or By Proxy

        Each share of the Company's common stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The shares represented by all valid proxies received by phone, by internet or by mail, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If any other matters properly come before the meeting, the persons named in the enclosed proxy or their duly appointed substitutes acting at the meeting will be authorized to vote or otherwise act in their discretion on those matters.

Through Your Brokerage Firm

        In the event that your shares are held in "street name" by a brokerage firm, your brokerage firm is the record holder of your shares but is required to vote your shares in accordance with your instructions. In order to do so, you will need to follow the instructions for voting provided by your broker. In the event that you do not provide the proper voting instructions to your broker, it will only be permitted to vote on "routine" or "discretionary" matters (such as Proposal 2) but will not be permitted to vote your shares with respect to "non-routine" or "non-discretionary" matters (such as Proposals 1, 3 and 4). Prior to 2010, the election of directors was considered to be a "routine" or "discretionary" matter for which your broker could vote your shares without instruction. However, as a result of certain rules imposed on many brokerage firms in 2010, the election of directors is no longer considered a "routine" or "discretionary" item and your broker may not vote your shares with respect to this proposal. Votes with respect to matters for which brokers do not have discretionary authority to vote are considered "broker non-votes" with respect to such matters. The ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2012 is the only routine matter and, if no voting instructions are provided, your broker may vote your shares on this proposal.

Votes Required for Each Proposal

        Assuming a quorum is present, the following votes will be required for approval:

Proposal	Matter	Vote Required
Proposal 1	Election of Directors	The two nominees for director receiving the highest number of votes cast
Proposal 2	Selection of Ernst & Young LLP for 2012	Majority of votes cast
Proposal 3	Advisory vote on executive compensation	Majority of votes cast
Proposal 4	Shareholder proposal	Majority of votes cast

        For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions, "withhold" votes and broker non-votes are not considered "cast" but are counted for purposes of determining whether a quorum is present at the Annual Meeting. The Board knows of no other matters that are likely to be brought before the meeting other than the matters specifically referred to in the notice of the meeting.

Solicitation of Votes

        It is expected that the solicitation of proxies will be conducted primarily by mail. The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, telecopy or via the internet. In addition, the Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $20,000, plus reimbursement for out-of-pocket expenses.

 GOVERNANCE OF THE COMPANY

Board of Directors

Overview

        The Company is a growth-oriented, publicly traded, multi-jurisdictional gaming and racing company that has consistently generated attractive returns for its shareholders through prudent capital investment, including the development of new facilities, the expansion of existing facilities and the strategic acquisition of existing gaming and racing companies. Existing properties are managed to maximize profitability and free cash flow while at the same time endeavoring to deliver outstanding entertainment experiences for their customers. The Company operates in a highly regulated industry, which demands a correspondingly high level of integrity, transparency and accountability in all key aspects of its operations.

        The Board believes that its structure and composition have been an important element of the Company's growth and success over the years. The Board is composed of individuals who each bring unique talents and perspectives to their service on the Board and, as a group, have a proven track record of effectively working together to responsibly oversee management's operation of the Company so that shareholder value is maximized. In furtherance of this objective, the Board strives to maintain a governance environment where (i) value creation is carefully considered in connection with each major decision made by the Company, (ii) candid and comprehensive disclosure is routinely made available to the Company's shareholders and other investors, (iii) integrity and accountability are integrated into the Company's operations and (iv) the Company continuously seeks to attract, develop and retain the best possible executive talent to manage the Company's operations.

        The Board continuously evaluates the governance environment to enable the Company to respond appropriately to changes in law and prevailing practice as well as suggestions from our shareholders and other stakeholders in a manner that we believe will protect and promote the Company's proven track record of growing long-term shareholder value. The Board also monitors and considers the vast amount of commentary that is now produced on the topic of corporate governance, including reports rendered by proxy advisory firms. In doing so, the Board has noted three trends that have made it increasingly difficult to evaluate input from our shareholders: (i) an increasingly dogmatic reliance on the recommendations of proxy advisory firms that are based on a "one-size-fits-all" approach to corporate governance that is both broad in its application and blind to the individual realities facing each company—recommendations that, ironically, certain of those advisory firms fail to embrace in the governance of their own parent companies; (ii) the accelerating tendency of "special interest" shareholders, such as unions, who, with virtually no economic stake in the future of the Company, seek to use the governance process as a platform to pursue their own private agendas even where such agendas are directly in conflict with the Company's efforts to generate long-term shareholder value; and (iii) a growing gulf within many shareholder organizations between the interests of those who are responsible for making investment decisions and those who are responsible for making proxy decisions. For example, it is not uncommon for portfolio managers to suggest that they would view it negatively if there were any material changes to the Board or management yet, at the same time, the same organization's governance advisors tell us that their policies require them to withhold votes for the Company's Board nominees. These are difficult trends to reconcile; however, the Board believes that they are best reconciled by carefully evaluating each proposal and practice in the context of the opportunities available to the Company and then taking the actions that it believes are most likely to support the Company's overarching goal of continuing to create long-term shareholder value.

Composition and Independence

        The Company's Board of Directors currently consists of eight members: Peter M. Carlino, Harold Cramer, Wesley R. Edens, David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn, Robert P.

Levy and Saul V. Reibstein. The Board believes that its relatively small size permits each of its members to communicate frequently with management and allows for the calling of meetings on short notice to facilitate the Company's timely consideration of opportunities and challenges as they arise. This is especially critical to support the Company's efforts to strategically acquire new gaming and racing properties, which often arise on relatively short notice in the context of competitive bidding situations. Further, consideration of these opportunities is often complicated by rapidly emerging legislative or regulatory developments or distressed financial situations that require a great deal of experience to properly evaluate. By having a relatively small Board with collectively a strong background in capital markets, legal and government affairs, and long-term experience with how the Company operates its properties within the gaming and racing industry, the Board believes its composition is optimized to support and oversee the Company's efforts. The Board has determined that all of the directors and nominees for director, other than Mr. Carlino, are independent under the current Marketplace Rules of The Nasdaq Stock Market (the "Marketplace Rules") and the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because of his position as one of five trustees for the Carlino Family Trust, an irrevocable trust (see "Security Ownership of Principal Shareholders and Management" beginning on page 57 of this Proxy Statement), Harold Cramer falls outside the U.S. Securities and Exchange Commission (the "SEC") safe harbor providing that a person will not be deemed an affiliate for purposes of determining audit committee member independence if he or she beneficially owns 10% or less of an issuer's voting stock. Mr. Cramer's voting and investment power in connection with the shares of the Company's common stock held by the Carlino Family Trust is, however, shared with four other trustees. Further, Peter M. Carlino has the sole power to vote the shares held by the Carlino Family Trust, except in the case of a sale of all or substantially all of the Company's assets, a merger where the Company will not be the surviving entity or a liquidation, in which event the trust's shares are voted as determined by a vote of all five trustees. The Board considered Mr. Cramer's beneficial ownership as a result of being a trustee of the Carlino Family Trust and, in light of the identity of beneficiaries and purposes of the Carlino Family Trust, the Board has determined that Mr. Cramer is independent for the purpose of the SEC regulations and the Marketplace Rules.

Board Leadership

        Since the time of the Company's initial public offering in 1994, Mr. Carlino, the Company's Chief Executive Officer, has also served as the Chairman of the Board. The Board believes that Mr. Carlino is best situated to serve as Chairman because of his proven track record of generating significant shareholder value over the years that, in large part, has been based on his vision for the Company and his talent for successfully identifying and developing opportunities in the gaming and racing industry. Moreover, the Board believes that Mr. Carlino's substantial beneficial ownership of the Company's equity strongly aligns his interests with the interests of shareholders.

        The Board also believes that it has substantial structural mechanisms for effective independent oversight of management's accountability. Seven of the eight members of the Board are independent directors and only independent directors serve on each of the Board's committees (as well as two non-director members of the Compliance Committee, as described below). The independent directors meet at least twice per year in executive session. Both the Audit Committee and the Compliance Committee have substantial staff resources to assist them in carrying out their responsibilities. The Company maintains a 30 person internal audit staff overseen by the Company's Vice President, Internal Audit, who provides reports to the Audit Committee, and a 27 person compliance staff overseen by the Company's Vice President of Regulatory Affairs and Chief Compliance Officer, who provides reports to the Compliance Committee. Additionally, the Company retained two non-director members to serve on its Compliance Committee: Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, serves as the Chairman of the Committee and Thomas N. Auriemma, the Company's former Vice President, Chief

Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 28 years of experience as a gaming regulator in the State of New Jersey, serves as a non-director member.

Risk Oversight

        The Company's Board of Directors does not view risk in isolation and recognizes that a prudent level of risk-taking is an essential element of the Company's competitive strategy. As such, the Board takes an active role in the oversight of risks impacting the Company and the management team is charged with managing such risks. The Board and management work closely to ensure that integrity and accountability are integrated into the Company's operations. In fulfilling its objective, many of the direct oversight functions are performed by two of the Board's committees with support from within the Company, namely, the Audit Committee and our internal audit staff, and the Compliance Committee and our compliance staff. Additionally, the Company's independent registered public accounting firm, Ernst & Young LLP, provides support through its annual audit and quarterly reviews of the Company's financial statements.

        Further, the Board has adopted a Code of Business Conduct (the "Code of Conduct"), which is applicable to all employees of the Company, including the directors, the Company's principal executive officer, the principal financial officer and the principal accounting officer. The Code of Conduct is designed, among other things, to deter wrongdoing and promote ethical conduct, full and accurate reporting in the Company's filings with the SEC, and compliance with applicable laws. The Code of Conduct mandates a 24-hour hotline that any employee, customer or third party can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. All calls are handled by the Vice President of Regulatory Affairs and Chief Compliance Officer and the Vice President, Internal Audit, as appropriate, who regularly report to the Compliance Committee on calls received. A copy of the current Code of Conduct is available on the Company's website at http://www.pngaming.com/About.

        The Board regularly reviews the Company's corporate governance practices to evaluate their effectiveness in identifying, assessing and managing risks and to ensure that such practices comply with the requirements of Pennsylvania law (the state in which the Company is incorporated), the Marketplace Rules and SEC rules and regulations.

2011 Board and Committee Meetings

        Each member of the Company's Board is expected to contribute a substantial amount of time and effort in connection with his or her service as Board and committee members. The Board held four (4) formal meetings during the fiscal year ended December 31, 2011. During that same period, the Audit Committee held ten (10) formal meetings, the Compliance Committee held four (4) formal meetings, the Compensation Committee held five (5) formal meetings and the Nominating Committee held one (1) formal meeting. Further, Board members are encouraged to engage in, and regularly do engage in, informal discussions with members of management.

        During the year ended December 31, 2011, each of the Company's directors attended at least 75% of all meetings of the Board and at least 75% of the meetings of each committee of the Board of which he or she was a member. The Company encourages directors to attend shareholder meetings. Seven of eight of the Company's directors, including then-nominee Saul V. Reibstein, attended the 2011 Annual Meeting of Shareholders held on June 9, 2011.

Committees of the Board

        The Board maintains four standing committees—the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee

(prior to 2012, the Nominating Committee)—to assist in achieving its objectives. The specific duties and operation of each committee are described in more detail below. The Board has determined that each director serving on one or more Board committees is independent under the Marketplace Rules and the SEC rules and regulations.

Audit Committee

        Saul V. Reibstein (Chairman), John M. Jacquemin, Harold Cramer and Barbara Shattuck Kohn are the members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended. The Board has determined that Mr. Reibstein, the Chairman of the Audit Committee, and Mr. Jacquemin satisfy the SEC criteria of a "financial expert" and both are "financially sophisticated" for the purposes of the Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the current Marketplace Rules, which is available at http://www.pngaming.com/About.

        The principal functions of the Audit Committee are to:

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  serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system;

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  appoint, compensate and, where appropriate, discharge and replace the Company's independent registered public accounting firm;

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  oversee, review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors; and

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  maintain free and open communication with and among the independent registered public accounting firm, financial and senior management and the Board of Directors.

Compensation Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn are the members of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available at http://www.pngaming.com/About.

        The Chairman of the Compensation Committee is responsible for leadership of the Compensation Committee and sets meeting agendas. The Compensation Committee may form subcommittees and delegate authority to them, as it deems appropriate. The CEO, the Senior Vice President, Human Resources, and the Senior Vice President and General Counsel generally attend Compensation Committee meetings, but they are not present for executive sessions and do not participate in any discussion of their own compensation.

        The Compensation Committee is in charge of reviewing executive compensation programs annually to determine whether they are properly coordinated and achieving their intended purposes as well as periodically reviewing the policies for administration of the Company's executive compensation programs.

        The Compensation Committee is also responsible for:

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  assessing the Company's management succession planning;

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  approving the number of incentive awards that the CEO may grant to employees other than executive officers;

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  determining director compensation; and

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  administering and interpreting the Company's Amended and Restated 1994 Stock Option Plan, as amended, the 2003 Long Term Incentive Compensation Plan and the 2008 Long Term Incentive Compensation Plan, as amended.

        The Compensation Committee has authority to evaluate the annual performance of the CEO and other executive officers and set their annual compensation, which includes:

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  setting salary, bonus, stock options and other benefits; and

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  reviewing and approving, consistent with the compensation philosophy adopted by the Compensation Committee, any annual incentive compensation plan for the CEO and other executive officers, and the related review and approval of the performance criteria, goals and objectives provided for in such plan.

        The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO's recommendations with the assistance of independent compensation consultant(s), as discussed below, and sets the compensation of the executive officers (other than the CEO) based on such deliberations. The Compensation Committee holds executive sessions without management to facilitate candid discussion regarding executive performance and compensation, including establishing the CEO's compensation.

        Pursuant to the Compensation Committee's charter, the Compensation Committee is authorized to retain the services of independent compensation consultants or advisors, as it may deem appropriate in its sole discretion, to provide advice and assistance as the Compensation Committee deems appropriate. The Compensation Committee is also free to terminate the services of such independent compensation consultants and advisors and to approve their related fees and retention terms. The Compensation Committee engaged an independent third party executive compensation consultant in 2011, Exequity LLP (the "Consultant"), to provide advice and assistance to the Compensation Committee in executing its duties and responsibilities with respect to the Company's executive compensation programs and non-employee director compensation. Prior to engaging the Consultant, and periodically during the engagement, the Compensation Committee evaluates the independence of the Consultant. Such review includes receiving information regarding other services, if any, provided by the compensation consultant to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities.

        As part of its ongoing services to the Compensation Committee, the Consultant attends most of the Compensation Committee meetings and supports the Compensation Committee in executing its duties and responsibilities with respect to the Company's executive compensation programs by accumulating and summarizing market data at the request of the Compensation Committee regarding compensation of the Company's executives in comparison to its peer group and others, as appropriate. The Consultant also gathers data and provides advice regarding the Company's performance relative to its peer group, the structure of annual and long-term incentive compensation, the appropriateness of financial and other performance measures and the design of equity incentive plans. The Consultant reports directly to the Compensation Committee and has been authorized by them to work with certain executive officers of the Company as well as other employees in the Company's human resources, legal, and finance departments in connection with the Consultant's work for the Compensation Committee.

Compliance Committee

        The Compliance Committee has four members. David A. Handler and Robert P. Levy are the current Board members of the Compliance Committee. Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, is the Chairman and Thomas N. Auriemma, the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 28 years of experience as a gaming regulator in the State of New Jersey, is a non-director member. The Compliance Committee operates under a written charter adopted by the Board of Directors.

        The Compliance Committee was established to foster, through self-regulatory policies and procedures, compliance with applicable laws relating to the Company's gaming and racing businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that would pose a threat to the reputation and integrity of the Company's gaming and racing operations.

Nominating and Corporate Governance Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn are the members of the Nominating and Corporate Governance Committee, formerly the Nominating Committee. In 2012, the Board expanded the responsibilities of the Nominating Committee to include oversight of all corporate governance matters. The committee operates under a written charter that complies with the current Marketplace Rules, which is available at http://www.pngaming.com/About. Although the committee does not have a formal policy on diversity, per se, it has been the long-standing practice of the committee to seek to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflective of the varied challenges facing the Company's management as it strives to generate increased shareholder value.

        The Nominating and Corporate Governance Committee is responsible for:

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  identifying and recommending, for the Board's selection, nominees for election to the Board;

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  advising the Board with respect to Board structure, composition and size of the Board and its committees;

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  making recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board and committee membership; and

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  overseeing the Company's corporate governance practices, including reviewing and recommending to the Board for approval any guidelines, documents or policies, or any changes thereto, that comprise the Company's corporate governance framework.

Director Selection Process

        The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The committee will also consider recommendations of nominees for directors by shareholders (for information relating the nominations of directors by our shareholders, please see "Director Nominations by Shareholders" below). In addition, the committee has authority to retain and terminate a search firm to assist in the identification of director candidates, including the authority to approve the search firm, fees and other retention terms, and the authority to obtain advice and assistance from internal and external legal, accounting or other advisers.

        In selecting nominees for director, the committee considers a number of factors, including, but not limited to:

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  whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position) of a company as large or larger than the Company;

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  a candidate's ability to meet the rigorous suitability and filing requirements of the relevant regulatory agencies in each of the jurisdictions where the Company operates;

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  a candidate's ability to represent the interests of the shareholders;

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  a candidate's independence from management and freedom from potential conflicts of interest with the Company;

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  a candidate's financial literacy, including whether the candidate will meet the audit committee membership standards set forth in the Marketplace Rules;

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  whether a candidate is widely recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

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  a candidate's ability to work constructively with the Company's management and other directors; and

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  a candidate's availability, including the number of other boards on which the candidate serves, and his or her ability to dedicate sufficient time and energy to his or her board duties.

During the process of considering a potential nominee, the Nominating and Corporate Governance Committee generally requests additional information about and interviews the potential nominee. Such information would be expected to include the detailed financial and personal history customarily required by the Company's gaming and racing regulators. In addition, the Committee will also request that the candidate submit to an investigation by the Company's Vice President of Regulatory Affairs and Chief Compliance Officer to evaluate whether the candidate is suitable to serve on the Board of a publicly traded, multi-jurisdictional gaming and racing company.

Director Nominations by Shareholders

        Shareholders who have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation, may submit director nominations to the Nominating and Corporate Governance Committee for consideration provided that such recommendations are in proper written form and timely received by the Secretary of the Company. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is called for a date that is not within 60 days before or after the anniversary date, notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs.

        To be in proper written form, a shareholder's notice must contain (i) the name, age, business address and residence address of the recommended nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. In addition, the shareholder's notice must contain (1) the name and record address of such shareholder, (2) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder, (3) a description of all arrangements or understandings between such shareholder and each recommended nominee and any other person or persons (including their names) pursuant to which the recommendations are to be made by such shareholder and (4) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must also be accompanied by a written consent of each recommended nominee to provide all information necessary to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject and such additional information concerning the nominee as may be requested by the Nominating and Corporate Governance Committee and/or Board of Directors and being named as a nominee and to serve as a director if nominated and if elected. In evaluating recommendations received from shareholders, the committee will apply the criteria and follow the process described above. The Company did not receive any nominations from shareholders for the Annual Meeting.

Compensation of Directors

        The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2011, each outside director received an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee and the Compensation Committee. On January 3, 2011, each outside director, with the exception of Saul V. Reibstein who became a director on June 9, 2011, also received an award of phantom stock units equal to 7,113 shares at the fair market value of $35.15 per share (the closing share price of the Company's Common Stock on December 31, 2010). Following his election to the Board, Saul V. Reibstein received an award of phantom stock units equal to 3,741 shares at the fair market value of $37.72 per share (the closing share price of the Company's Common Stock on June 8, 2011).

2011 Director Compensation Table

        The following table sets forth information with respect to all compensation awarded to the Company's non-employee directors during the last completed fiscal year:

	Current Year Compensation			Outstanding
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Options	Stock Awards(2)
Harold Cramer	70,000	250,022	$320,022	140,000	19,243
Wesley Edens	50,000	250,022	$300,022	—	19,243
David A. Handler	60,000	250,022	$310,022	245,000	19,243
John M. Jacquemin	60,000	250,022	$310,022	155,000	19,243
Robert P. Levy	50,000	250,022	$300,022	40,000	19,243
Barbara Shattuck Kohn	70,000	250,022	$320,022	140,000	19,243
Saul V. Reibstein	33,667	141,111	$174,778	—	3,741

(1)
The amounts listed above are calculated based on the closing price at grant date. In fiscal 2011, each non-employee director was granted an award of phantom stock units equal to 7,113 shares, which for financial statement reporting purposes are deemed to have a grant date fair value of $250,022, with the exception of Saul V. Reibstein who was granted an award of phantom stock units equal to 3,741 shares deemed to have a grant date fair value of $141,111.

(2)
Includes restricted stock awards and phantom stock unit awards outstanding as of December 31, 2011.

 Stock Ownership Guidelines

        The Company's Board of Directors has established stock ownership guidelines for non-employee directors of the Company. Each non-employee director is expected to own and hold shares of common stock, including restricted and phantom stock units, equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline. As of December 31, 2011, all non-employee directors who have served on the Board for at least three years are in compliance with these guidelines.

        The Company's Compensation Committee also established stock ownership guidelines for senior officers as follows:

Chief Executive Officer	Three times base salary
Chief Operating Officer	Two times base salary
Chief Financial Officer	Two times base salary
All other senior officers	One times base salary

        As with the director stock ownership guidelines, the value of an executive's stock ownership at any time will be based on the aggregate value of common stock, restricted stock and phantom stock units held by such senior officer. Newly hired senior officers will have five years from their date of hire to comply with these guidelines. As of December 31, 2011, all senior officers, other than our most recently hired Senior Vice President of Regional Operations, are in compliance with this policy.

Shareholder Access Policy

        Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Company's Audit Committee.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

        The Company's Board of Directors currently consists of eight members: Peter M. Carlino, Harold Cramer, Wesley R. Edens, David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn, Robert P. Levy and Saul V. Reibstein. The directors are currently organized into three classes with each class elected to a three year term. Following the shareholder vote at our 2011 Annual Meeting of Shareholders approving an advisory proposal to adopt a majority vote standard for the election of directors, the Board requested the Nominating and Corporate Governance Committee to consider the potential effects of such a change in voting structure. In doing so, the committee weighed the advantages that a majority voting standard provides to the Company in the highly-regulated gaming and racing industry against the disadvantages of a majority standard, including the associated risk of a failed election (which is increased with the recent changes prohibiting brokers from voting for directors without instruction). The committee also considered the views and interests of other stakeholders, including those of the principal holder of its Series B Redeemable Preferred shares, which upon conversion could represent up to 27.3 million shares of common stock. The committee also considered the identity and apparent motives of the proponent of the shareholder proposal. Further, the committee considered the Company's proven track record of growing shareholder value and the importance to that effort of the stability of the Board and its willingness to consider sale opportunities when such opportunities are desirable, such as the Company's attempt in 2007 and 2008 to sell the Company at what in retrospect was clearly an attractive price for shareholders. Following such analysis and in light of these considerations, the Board decided to avoid the uncertainty that could arise with a majority voting standard and to accept the recommendation of the Nominating and Corporate Governance Committee to retain the current plurality standard.

Information about Nominees and Other Directors

        Two Class I directors have been nominated for election at the Annual Meeting to hold office, subject to the provisions of the Company's bylaws, until the annual meeting of shareholders of the Company to be held in the year 2015 and until their respective successors are duly elected and qualified. The Board has determined that all of the directors, other than Mr. Carlino, and all of the director nominees are independent under the current Marketplace Rules and the SEC rules and regulations.

Class I Nominees

        The following table sets forth the name, age, principal occupation and respective service dates of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies will be voted in favor of the remaining nominees and may be voted for a substitute nominee or nominees.

Name of Nominee	Age	Principal Occupation	Director Since	Term Expires
David A. Handler	47	Partner, Centerview Partners	1994	2012
John M. Jacquemin	65	President, Mooring Financial Corporation	1995	2012

Nominee Qualifications

        In addition to the qualifications of each nominee for director set forth below, David A. Handler and John J. Jacquemin are each standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as Board members, as well as their commitment to service on our Board.

        David A. Handler.    Mr. Handler has been a director since 1994. In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is a boutique financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank. From April 2000 until April 2006, he was a Senior Managing Director at Bear Stearns & Co., Inc. From July 1995 to April 2000, Mr. Handler was employed by Jefferies & Company, Inc. where he became a Managing Director in March 1998.

        The Board supports and approves the nomination of Mr. Handler because of his experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions. Mr. Handler's background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisition and financing opportunities.

        John M. Jacquemin.    Mr. Jacquemin has been a director since 1995. Mr. Jacquemin is President of Mooring Financial Corporation, a group of financial services companies founded by Mr. Jacquemin in 1982 that specialize in the purchase and administration of commercial loan portfolios.

        The Board supports and approves the nomination of Mr. Jacquemin because of his experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires an intimate and sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies. This experience brings unique perspectives to the Board and enhances Mr. Jacquemin's financial sophistication and financial statement expertise, which is a critical element to service on our Audit Committee.

Continuing Directors

        The following table sets forth the name, age, principal occupation and respective service dates of each person who will continue as a director after the Annual Meeting.

Name	Age	Principal Occupation	Director Since	Term Expires
Class II Directors:
Wesley R. Edens	50	Co-Founder, Principal and Co-Chairman of the Board of Directors of Fortress Investment Group LLC	2008	2013
Robert P. Levy	81	Chairman of the Board, Robert P. Levy LLC	1995	2013
Barbara Shattuck Kohn	61	Managing Director, Morgan Keegan--Raymond James	2004	2013
Class III Directors:
Peter M. Carlino	65	Chairman of the Board and Chief Executive Officer of the Company	1994	2014
Harold Cramer	84	Retired Partner, Schnader Harrison Segal & Lewis LLP; Retired Chairman and Chief Executive Officer of the Graduate Health System	1994	2014
Saul V. Reibstein	64	Executive Managing Director of CBIZ, Inc.	2011	2014

        Wesley R. Edens.    Mr. Edens has been a director since 2008. Mr. Edens has been Co-Chairman of the Board of Fortress Investment Group LLC ("Fortress") since August 2009, and he has been a member of the Board of Fortress since November 2006. Mr. Edens has been a member of the Management Committee of Fortress since co-founding the company in 1998. Mr. Edens is responsible for the Fortress' private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of Aircastle Limited, Brookdale Senior Living Inc., Florida East Coast Railway Corp., GateHouse Media, Inc., Newcastle Investment Corp. and RailAmerica, Inc. and a director of GAGFAH S.A., Springleaf Finance Corporation and Springleaf Finance Inc. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors from October 2002 to January 2007. Mr. Edens also previously served on the boards of the following publicly traded company and registered investment companies: Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Eurocastle Investment Limited from August 2003 to November 2011; Fortress Brookdale Investment Fund LLC, from August 13, 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 24, 2002 (deregistered with the SEC in March 2008); Fortress Investment Trust II, from July 2002 (deregistered with the SEC in January 2011); and RIC Coinvestment Fund LP, from May 10, 2006 (deregistered with the SEC in June 2009). Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers.

        The Board supported and approved Mr. Edens' nomination in 2010 because of his significant experience as a chief executive officer and his proven ability to manage multiple properties and businesses. He also has significant capital investment, financing and mergers and acquisitions experience. As part of his role at Fortress, Mr. Edens serves as a director of certain public portfolio companies in which Fortress has an investment, including the Company. Mr. Edens' contribution to the Company's Board is enhanced both by the valuable perspectives he obtains in connection with such other board service as well as by the substantial resources available to him to support his work as a director of this limited number of portfolio companies.

        Additionally, in connection with the termination of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 15, 2007, by and among the Company, certain affiliates of Fortress and certain affiliates of Centerbridge Partners, L.P. ("Centerbridge"), the Company entered into an Investor Rights Agreement with an affiliate of Fortress, an affiliate of Centerbridge, Deutsche Bank Investment Partners, Inc. and Wachovia Investment Holdings, LLC (collectively, the "Investors") providing for, among other things, the appointment of Mr. Edens or, in certain circumstances where Mr. Edens is no longer able to serve in such capacity, a subsequent designee to serve as a Class II director on the Board of Directors (the "Investor Designee"). The Investors will retain the right to appoint an Investor Designee for so long as one or more affiliates of Fortress hold at least two-thirds of the shares of the Company's Series B Redeemable Preferred Stock issued to them; provided that each Investor Designee, other than Mr. Edens, must be recommended to and approved by the Nominating and Corporate Governance Committee prior to being nominated for election at a meeting of shareholders. The Company is required to use commercially reasonable efforts to cause the election of the Investor Designee at each shareholder meeting at which an Investor Designee has been recommended by the Nominating and Corporate Governance Committee and is up for election.

        Robert P. Levy.    Mr. Levy has been a director since 1995 and is Chairman of the Board of Robert P. Levy LLC. He is a past Chairman of the Board of the Atlantic City Racing Association and served a two-year term from 1989 through 1990 as President of the Thoroughbred Racing Association. Mr. Levy has served as the Chairman of the Board of DRT Industries, Inc., a diversified business based in the Philadelphia metropolitan area, from 1960 to 2011. He is currently a consultant to Betfair Limited. Mr. Levy is also a past director of Fasig-Tipton Company, an equine auction company. Mr. Levy owns the Robert P. Levy Stable, a thoroughbred racing and breeding operation.

        The Board supported and approved Mr. Levy's nomination in 2010 because of his extensive experience in the horse racing and pari-mutuel industry, the knowledge and insight he brings to the Board in connection with the gaming and racing business in general, and his long-term service to and knowledge of the Company over the years. By virtue of his experience, Mr. Levy has added significant value helping the Company to grow from a single racetrack into a multi-jurisdictional gaming and racing company operating in a highly regulated industry.

        Barbara Shattuck Kohn.    Ms. Shattuck Kohn has been a director since 2004. She is a Managing Director of Morgan Keegan--Raymond James. Morgan Keegan & Company, Inc. was recently acquired by Raymond James Financial from Regions Financial Corp. and was the successor to Shattuck Hammond Partners, an investment banking firm Ms. Shattuck Kohn co-founded in 1993. Prior to 1993, she spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she also co-founded. From 1976 to 1982, she was a Vice President of Goldman, Sachs & Co. Ms. Shattuck Kohn began her career as a municipal bond analyst at Standard & Poor's Corporation. She is also a member of the board of directors of Sun Life Insurance & Annuity Company of New York, a wholly owned subsidiary of Sun Life Assurance of Canada.

        The Board supported and approved Ms. Shattuck Kohn's nomination in 2010 because of her vast experience in investment banking, capital markets and project finance. Further, she possesses the experience, financial sophistication and financial statement expertise necessary to evaluate potential acquisition and financing opportunities for the Company.

        Peter M. Carlino.    Mr. Carlino has served as the Company's Chairman of the Board and Chief Executive Officer since April 1994. Since 1976, he has been President of Carlino Capital Management Corp. (formerly known as Carlino Financial Corporation), a holding company which owns and operates Carlino family businesses and oversees investments, in which capacity he has been continuously active in strategic planning and monitoring operations.

        The Board supported and approved the nomination of Mr. Carlino in 2011 because Mr. Carlino has been the driving force behind the Company's proven track record of growing long-term shareholder value since its initial public offering in 1994. It has been primarily due to Mr. Carlino's vision and leadership that the Company has been able to identify and successfully pursue the development opportunities that have been the basis of the Company's long-term growth. Moreover, as the largest beneficial owner of the Company's common stock, his interests are uniquely and significantly aligned with the Company's efforts to continue to grow long-term shareholder value.

        Harold Cramer.    Mr. Cramer has been a director since 1994. Until November 1996, Mr. Cramer was the Chairman and Chief Executive Officer of the Graduate Health System. From November 1996 to July 2000, Mr. Cramer was Counsel to Mesirov Gelman Jaffe Cramer & Jamieson, LLP, which merged with Schnader Harrison Segal & Lewis LLP in July 2000. Mr. Cramer is now a retired partner of Schnader Harrison Segal & Lewis LLP.

        The Board supported and approved the nomination of Mr. Cramer in 2011 because of his extensive experience building and managing a law firm and serving as chief executive officer of a large health care provider, which included multiple hospitals in two states, a health maintenance organization and a captive insurance company, among other entities. His legal and business background provide the Board and the Company with a critical understanding of the issues from a variety of perspectives—legal, business and regulatory—affecting the Company.

        Saul V. Reibstein.    Mr. Reibsten has been a director since June 2011. Since 2004, Mr. Reibstein has served as a member of the senior management team of CBIZ, Inc., a New York Stock Exchange-listed professional services company, where his current primary responsibility is managing business development on a national basis as Executive Managing Director. Mr. Reibstein has also managed nine business units in CBIZ's Financial Services Group and is part of a team that is responsible for acquisitions of accounting firms for CBIZ on a national basis. Mr. Reibstein also serves as a director of Vishay Precision Group, Inc., where he is the Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Reibstein

has over 35 years of public accounting experience, including 11 years serving as a partner in BDO Seidman, LLP, (now BDO USA, LLP) a national accounting services firm, where he was the partner in charge of the Philadelphia office from June 1997 to December 2001 and Regional Business Line Leader from December 2001 until September 2004.

        The Board supported and approved the nomination of Mr. Reibstein in 2011 because of his extensive accounting, finance and strategic management expertise for both public and private companies, including representation of gaming companies. Further, Mr. Reibstein's financial sophistication and financial statement expertise as a licensed CPA, as well as his experience in reporting to, and serving on, Audit Committees of publicly-held companies, presented a well-qualified candidate to serve as the Chairman of our Audit Committee.

        The Board of Directors unanimously recommends that the shareholders vote "FOR" each of the nominees.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

        The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012 and the shareholders are asked to ratify this selection. Ernst & Young has served as the Company's independent registered public accounting firm since 2006. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Ernst & Young LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.

        A description of aggregate fees for professional services performed by Ernst & Young LLP in relation to 2011 and 2010 is as follows:

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$2,933,126	$3,150,682
Audit-Related Fees(2)	40,000	67,500
Tax Fees(3)	29,602	1,170

Total Fees	$3,002,728	$3,219,352

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-related fees include fees for accounting consultations and the audit of the Company's 401(k) plan.

(3)
Tax fees include fees for property and sales and use tax consultations.

Audit Committee Pre-Approval Policy

        The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2011, all of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

        The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.

 PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, requires public companies to give their shareholders the opportunity to cast advisory votes relating to the compensation paid to the Company's named executive officers at the first annual meeting of shareholders held after January 21, 2011 and no less frequently than once every three years thereafter. At last year's annual meeting, our shareholders supported an annual "say-on-pay" advisory vote and the Board subsequently agreed. Accordingly, we are providing shareholders the opportunity to advise the Compensation Committee and the Board of Directors regarding the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, beginning on page 26. We are requesting your nonbinding vote on the following resolution:

    "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure included in the Company's proxy statement for the 2012 Annual Meeting of Shareholders."

        We believe shareholders should approve of the Company's compensation program because it is heavily weighted towards performance-based compensation and, as exemplified by the 75% growth of the Company's common stock over the last three calendar years, the Company's performance supports the compensation paid to executives. We urge you to carefully review our compensation analysis so that you have a complete understanding of how important our compensation program is to the continued success of the Company. You can find a complete discussion of the Company's pay-for-performance compensation philosophy, the elements of our compensation program and the specific payments made to named executive officers in 2011 and thus far in 2012 under "Compensation Discussion and Analysis" beginning on page 26.

        Like all companies, the Company's compensation program is the cornerstone of how we attract, motivate and, most importantly, retain our management team. To that end, we have designed a compensation program that is strongly grounded on pay-for-performance principles. As illustrated in the chart below, for example, in 2011 the target potential compensation opportunity (including stock option grants) of the Company's named executive officers consisted of approximately 19% of guaranteed compensation (primarily in the form of base salary) and 81% of potential performance based compensation:

Target Potential 2011
Executive Compensation
(Including Stock Options)

        We believe that the Company's performance over both the short-term and the long-term amply supports the compensation paid to management. As described in detail under "Company Performance" beginning on page 27, the Company had a total shareholder return of over 75% during the three year period ending December 2011 as compared to the 49.6% median total shareholder return of the Company's peer group over the same period.

        Further, the Company has continued to outperform its peer group over the long term. As demonstrated in the chart below, an investment of $100 in the Company made on January 1, 2001 would have been worth $1,692 on January 1, 2012 versus an average of $254 for the same investment in our peer group companies with comparable trading histories:

Total Shareholder Return(1) vs. Peer Group(2)
1/1/2000 to 1/1/2012

(1)
Total shareholder return is determined by assuming quarterly reinvestment of dividends.

(2)
Peer group companies with comparable trading histories include Ameristar Casinos, Inc., Boyd Gaming Corporation, Isle of Capri Casinos, Inc., MGM Resorts International and Pinnacle Entertainment, Inc.

        As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, we urge you to endorse our pay-for-performance compensation program, particularly in light of the Company's strong performance over both the short-term and long-term.

        The Board of Directors unanimously recommends that shareholders cast their advisory vote FOR approval of the compensation of the Company's named executive officers described in the Compensation Discussion and Analysis and otherwise disclosed in this Proxy Statement.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY ADOPT A MAJORITY
VOTE STANDARD FOR THE ELECTION OF DIRECTORS

        UNITE-HERE (the "Union"), 1775 K Street, NW, Suite 620, Washington, DC 20006, which is the beneficial owner of 135 shares of the Company's common stock, and which intends to hold such shares of the Company's common stock through the date of the 2012 Annual Meeting of Shareholders, such ownership being in excess of $2,000 in market value, submitted the following proposal (the "Union Proposal") and supporting statement:

Proposal from the Shareholder

        RESOLVED, that the shareholders of Penn National Gaming, Inc. (the "Company") recommend that the Board of Directors take the steps necessary to amend the Company's articles and bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained only for contested director elections (that is, when the number of director nominees exceeds the number of board seats).

Supporting Statement from the Shareholder

        The accountability of the Board to its shareholders is integral to the success of our Company. The plurality vote standard is an outdated corporate governance practice that serves to protect entrenched boards and frustrate shareholders' ability to hold directors accountable. The Council of Institutional Investors and ISS support a majority vote standard. ISS reports that this proposal received majority support from shareholders in each of the past four years.

        Under the plurality standard, a nominee for the board can be elected with as little as a single vote, even if a substantial majority of the votes cast are "withheld" from the nominee. For this reason, we believe that plurality voting should only be used in contested director elections, and otherwise our Company should change to a majority vote standard. We believe increased accountability is especially needed at our Company.

Board Unresponsive to Shareholder Concerns

        In 2011 a majority of Penn shareholders voted in favor of a proposal to adopt a majority vote standard, yet the Board has not implemented the recommended change. In 2010, shareholders voted overwhelmingly to recommend a declassification of the Penn Board. The Board's failure to take this action led ISS to recommend that shareholders cast "withhold" votes for all director nominees.

Directors Tied to Executives

        Several directors have longstanding ties to the CEO and his family. Cramer is a trustee of the Carlino Family Trust and has sat with Peter D. Carlino on two additional boards. Levy's businesses have bred three race horses with Peter Carlino. Jacquemin was employed by the Carlino Family Corporation in the 1970's.

Excessive Compensation

        In 2010, Peter M. Carlino received over $9.4 million in total compensation. Base salaries for three executives are above the tax deductible cap of $1 million. Penn's director compensation is above the median for publicly-traded gaming companies. The personal air travel of executives cost our Company over $266,000 in 2010.

Windfall to Executives with a Change in Control

        Penn maintains a single trigger change in control payment that generously pays executives three times their annual base salary and annual cash bonus in the event of a change in control without requiring a subsequent termination to receive payment. ISS has recommended withhold votes because of this arrangement. Compensation committee members have received substantial withhold votes in recent elections.

        We urge shareholders to vote FOR this proposal.

Statement in Opposition from the Company

Company Position

        In years past, we have expressed to our shareholders our genuine belief that the Union's various proposals have nothing to do with executive compensation, board relationships or accountability (as the Union would have shareholders believe). By submitting its fourth shareholder proposal in four years, while at the same time continuing to take actions throughout the year intended to materially harm the Company, the Union has confirmed our belief that their shareholder proposals are motivated only by their desire to organize the Company's employees. A traditional shareholder has a singular and laudable objective—to participate in the growth of the company in which it has invested. In our view, the Union is anything but a traditional shareholder. In 2006 (shortly after its attempts to bully Company in Pennsylvania failed), the Union purchased slightly more Company shares (135) than necessary to manufacture standing to submit a shareholder proposal. Since then, consistent with the explicit threats made by two of the Union's executives (as more fully described below), it has submitted four consecutive shareholder proposals and employed every trick known to organized labor to harass the Company.

        Why would a shareholder purportedly interested in protecting shareholder value instead go to such great lengths to try to destroy it? Reduced to its simplest form, we have every reason to believe the Union Proposal is yet another tactic in a long line of attempts to exert pressure on the Company's management to accept their demand for a very lucrative card check arrangement—an arrangement under which employees can be forced into unionized status (and, critically from Union's perspective, pay union dues) without the benefit of a secret ballot election and without hearing the employer's or anyone else's side of the story. Simply put, a vote for the Union on this proposal is a vote against shareholder value—a loss that will manifest itself by emboldening the Union to try to further harass and distract senior management of the Company in a manner contrary to shareholder interests.

        UNITE HERE, an aggressively anti-business labor organization, seems incapable of generating enough support to win a typical secret ballot election. As a result, UNITE HERE depends on a coercive top down approach to gaining new members. In order to implement this top down approach and card check plan, the Union needs the acquiescence of the Company. When the Company refused to give that consent, UNITE HERE's executives explicitly declared a long and bitter war on the Company, employing tactics that clearly demonstrate that they have no concern for employees, shareholders or shareholder value. While the Company maintains good relationships with a number of labor unions, we believe that we must strongly oppose the Union both to protect our employees' right to participate in fair and open union elections as well as to defend against the Union's unwarranted attacks on shareholder value.

        In this instance, we believe that the Union is yet again abusing the shareholder proposal process in an effort to pressure management into making decisions that we think are contrary to the best interests of the Company, its employees and its shareholders. In doing so, it appears to us that they are attempting to manipulate shareholders into voting against their own interests by supporting their seemingly innocuous proposals. The Company encourages its shareholders to look carefully through the facade of the Union Proposal and instead focus on the many actions UNITE HERE has taken against the Company and the alarming implications of such continued actions for shareholder value. If you take the time to review this laundry list of anti-shareholder actions, we believe you will understand why it is imperative that you cast a vote against the Union Proposal.

Background on Union

        To understand the basis for the Company's concerns, it is useful to briefly review the Union's history and the Company's interactions with the Union, all of which we think clearly demonstrate the Union's desperate need for additional income (i.e. union dues) and its repeated pattern of destructive actions designed entirely to pressure the Company into permitting UNITE HERE to obtain union dues without bothering to hold an election. UNITE HERE was formed in 2004 when the Union of Needletrades, Industrial, and Textile Employees (UNITE) merged with the Hotel Employees and Restaurant Employees (HERE). This merger was a lifeline for HERE, which for years had suffered from allegations of cronyism, financial mismanagement and fraud. See Two Unions in Marriage Now Face Divorce Talks, The New York Times, February 8, 2009; Organization Man, David Moberg, The Nation, July 16, 2001 (available at http://www.thenation.com/article/organization-man?page=0,0). In 1986, the President's Commission on Organized Crime concluded: "During the Commission's investigation it became clear that legitimate trade unionists are aware of the mob ties to HERE International Union and await government action to oust the mob from the union." See The Edge: Organized Crime, Business and Labor Unions, President's Commission on Organized Crime, 1986. By 1995, the government had filed a racketeering lawsuit and installed a federal monitor to oversee the international office of HERE. In 2001 The Nation, a reliable union supporter, noted that the monitor, who had expelled 18 union officials and five other individuals, issued a report that painted a "sordid picture of financial abuse, cronyism, use of union funds for officers' personal expenses, ghost payrolling, undemocratic procedures, minimal training of staff, inadequate auditing, nepotism, questionable charitable contributions, dubious consultant payments and much more under former International president Edward Hanley." Organization Man, David Moberg, The Nation, July 16, 2001 (available at http://www.thenation.com/article/organization-man?page=0,0). The Nation added that Hanley's successor and UNITE HERE's current president for hospitality industries, John Wilhelm, "remains an ardent defender of Hanley."

        At the time of HERE's merger with UNITE, it seemed like a perfect marriage. UNITE was financially strong, even controlling its own bank, but its membership rolls had grown progressively smaller. HERE had a large membership base, but dwindling resources. From the outset, however, the marriage was anything but perfect. UNITE HERE has had well-publicized internal strife, lawsuits and dysfunction. The President of UNITE HERE has publicly conceded that the union is "engaged in a civil war ... with irreconcilable differences," one so heated that violent confrontations have erupted among union officials. Certain Union officials have accused the HERE faction of the Union of spending recklessly, failing to represent their members, squandering resources and, pursuant to a federal lawsuit, inappropriate use of union funds and usurpation of the powers of the elected officials (see Two Unions in Marriage Now Face Divorce Talks, The New York Times, February 8, 2009). In addition to being the subject of criminal inquiries, since 2000, HERE and its successor, UNITE HERE, have participated in over 100 strikes, been the subject of over 1,000 Unfair Labor Practice charges, been the subject of over 150 decertification petitions, and are now facing very serious underfunding of the Union's pension (see http://unionfacts.org/).

Union's Obvious Anti-Growth Initiatives

        In an effort to increase membership and, ultimately, dues, the Union has taken numerous troubling actions aimed at applying pressure on the Company and, even more remarkably, on other labor organizations that are perceived to stand in the way of its crusade:

  •
  UNITE HERE confirms a national corporate campaign against the Company just as it was becoming a larger, more successful gaming company.  In a 2005 meeting in King of Prussia, Pennsylvania, with the Vice President and Deputy General Counsel of the Company, the Union's Eastern Regional Head indicated that the Company was a target for the Union's card check campaign and that it would not stop the campaign until the card check relationship they demanded for Company's upcoming Pennsylvania casino is accepted by the Company.

  •
  UNITE HERE purchases 135 shares of the Company's Common Stock in 2006.  Soon after Company's refusal to agree to the card check demand, the Union became a shareholder of the Company in September 2006 with the purchase of 135 shares, thereby expanding the Union's available pressure tactics by enabling it to attend shareholder meetings and providing access to the shareholder proposal process—all for a relatively minimal investment and consistent with its approach with other target companies. We do not believe that the timing of this purchase or the amount (scarcely more than the minimum required by law to have standing to submit a shareholder proposal) are coincidental.

  •
  UNITE HERE attempts to interfere with the Company's purchase of certain properties from Argosy Gaming Company.  In July 2007, the Union attempted to interject itself into the Illinois Gaming Board's review of the Company's request to retain ownership of the Empress Casino in connection with the purchase of Argosy Gaming Company. The Company was eventually permitted to retain the Empress Casino, now Hollywood Casino Joliet, and, despite the challenges that have plagued the Illinois gaming market, it has generated significant revenues for the Company since the acquisition.

  •
  UNITE HERE testified against the Company's participation in Maryland gaming opportunities.  In November 2007, the Union testified at a legislative committee hearing in Maryland in favor of introducing gaming, but specifically against Rosecroft Raceway being included in the legislation due to the Company's proposed purchase of the site at the time.

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  UNITE HERE claimed to be behind efforts to defeat the Company's bid for table games in West Virginia in 2007.  During a July 2008 meeting in Atlantic City, New Jersey, with the Company's President and Chief Operating Officer, the Company's Senior Vice President Human Resources and the Company's Vice President and Deputy General Counsel, an executive of the Union boasted about participating in the defeat of the Company's 2007 campaign to offer table games at Hollywood Casino at Charles Town Races. The voters in West Virginia subsequently approved the Company's request to offer tables games in Charles Town, but not until December 2009. Taking the Union at its word on the defeat of our 2007 table games initiative, the Union cost the Company an estimated $250,000,000 in lost revenue from table games from the period from July 2008 through July 2010. Along with taking credit for this significant setback, the Union representative assured the Company representatives that it would not cease its campaign against the Company until the Company accepted the card check relationship.

  •
  UNITE HERE engages in disruptive organizing tactics.  In their attempts to organize the Company's employees, the Union has engaged in several irresponsible and inappropriate organizing tactics. The Company has received a number of candid reports from employees that representatives of UNITE HERE have been involved in aggressive recruiting and harassment, including repeated and unwelcomed home visits, physically intimidating conduct, late night phone calls and recruiters posing as government officials.

  •
  UNITE HERE submitted a shareholder proposal for the 2009 Annual Meeting of Shareholders.  In December 2008, the Union submitted a shareholder proposal for the Company's 2009 Annual Meeting of Shareholders, which was subsequently withdrawn, requesting that the Company's shareholder rights plan be withdrawn. The timing of the withdrawal coincided with the well-publicized and documented internal disputes of the Union regarding the failure of the merger of UNITE and HERE to boost membership and dues and the corresponding financial distress.

  •
  UNITE HERE submitted a shareholder proposal for the 2010 Annual Meeting of Shareholders.  In December 2009, the Union submitted a shareholder proposal for the Company's 2010 Annual Meeting of Shareholders, requesting that the Company de-classify its board of directors into one class with each director elected annually.

  •
  UNITE HERE attempted to disrupt the Company's efforts to open its new casino in Perryville, Maryland.  During early 2010, the Union continued its attempts to disrupt the Company's growth activities by demanding that the Company execute an extremely one-sided "labor peace agreement" in connection with the opening of a new gaming facility in Maryland. The Union made this demand despite knowing that the Company had already executed a balanced labor peace agreement with a local, credible union coalition comprised of SEATU (a Maryland-based union subsidiary of the Seafarer's union with whom the Company has a national relationship) and the UFCW Local 27 (a Maryland-based union with membership in excess of 25,000 workers in the region). Significantly, the Union rejected the same labor peace agreement signed by SEATU and the UFCW because it would have prohibited the national harassment tactics that the Union is fond of and clearly intends to continue to employ. Following the Union's rejection of the neutrality agreement, the Union attempted to persuade the Maryland State Lottery Commission that the Company was acting in violation of applicable gaming law, despite the Company's clear willingness to offer the Union the same terms agreed to with other union organizations. Finally, failing to persuade the Maryland State Lottery Commission and finding itself on the outside looking in following a secret ballot election by employees overwhelmingly accepting SEATU and the UFCW, the Union focused intense and inordinate efforts on disrupting this small facility (less than 200 union members) by picketing the facility opening and by contacting employees at home (following an intrusive Freedom of Information Act request to obtain personal information about facility employees).

  •
  UNITE HERE filed an unfair labor practice claim against the Company as well as fellow labor organizations in connection with the opening of our facility in Perryville, Maryland.  Following their inability to garner any real employee support for an election at this facility, on December 26, 2010, the Union filed various unfair labor practice claims with the National Labor Relations Board against the Company as well as the two local unions who won their representation elections with the Perryville employees by a significant margin. The Company believes that the objectives of these claims are to disrupt this new operation and to give the Union a second chance at representation by seeking another near term election with the same employees. The vast majority of the Union's allegations were summarily dismissed.

  •
  UNITE HERE presented information against the Company at a Maryland legislative committee hearing on support for race tracks.  Just a mere two weeks after the Union touted to the SEC its supposed "proven track record" of enhancing shareholder value, the Union presented a self-styled "Legislative Research Report" prepared by UNITE HERE's "legislative research group" entitled Penn National: Broken Promises and Hardball Tactics at a legislative committee hearing on providing support for race tracks in Maryland, which includes the Company's recent purchase of Rosecroft Raceway. This "report" attempts to paint the Company as dishonest by purporting to describe various past events involving the Company. In our view, however, the Union's recitations are rife with intentionally misleading inaccuracies and statements deliberately taken out of context. Quite simply, we believe the report is a malicious attempt to damage the Company's operations and growth initiatives in Maryland and across the country thereby directly harming shareholder value. It is also a technique that is not new to UNITE HERE—they have published similar self-serving reports with respect to Pinnacle Entertainment, Inc., Harrah's Entertainment, Lakes Entertainment, Revel Entertainment Group and Tropicana Entertainment.

Union's Continued Anti-Growth Initiatives

        We believe that the actions described are egregious, designed specifically to reduce the Company's profitability and, ultimately, shareholder value. The Union has had numerous opportunities to deny its involvement in the many anti-growth actions involved in its corporate campaign, yet, tellingly it has not contested a single one of the Company's charges. In fact, emboldened by the vote relative to its 2011 shareholder proposal, the Union has continued its corporate campaign and its path of destructive tactics. Since just last year, the Union has engaged in the following conduct:

  •
  UNITE HERE submits yet another shareholder proposal for 2012.  On December 30, 2011, Union submitted a proposal nearly identical to its proposal from the prior year. Significantly, this is the Union's fourth proposal in four years against Company—an act unprecedented in Union's long history of anti-shareholder activity. Based on a review of shareholder proposals submitted by Union in the last 3 years, it appears that Company is the only target to receive three consecutive proposals. Additionally, it appears that Union only makes shareholder proposals against companies with which it has a labor dispute or against which it is conducting a corporate campaign.

  •
  UNITE HERE disrupts Company's newest casino.  In connection with the Company's acquisition of The M Resort in Henderson, Nevada, in May 2011, a local affiliate of the Proponent/Union began distributing provocative literature to employees of The M Resort. The Proponent/Union had not initiated any organization efforts among employees at The M Resort prior to the Company's purchase of The M Resort. The documents were clearly designed to create concern and discontent relative to the Company's ownership of The M Resort, going so far as suggesting, without any factual basis, that the Company would introduce another union to the workplace other than the Proponent/Union.

  •
  UNITE HERE lobbies against Company's development plans in Maryland.  Company has spent significant time and resources in 2011 to develop a gaming facility in Prince George's County, Maryland—a project that by all accounts would represent a good opportunity for the Company and its shareholders. However, at its first opportunity to oppose this development, in late 2011, Union lobbied Prince George's County Council to pass a zoning law that would have prevented the Company's proposed casino development.

The Board of Directors' Recommendation

        We think it is clear that the Union is trying to use the shareholder proposal process to further its own agenda and doing so in a manner that demonstrates a complete disregard for shareholder value. We urge shareholders to consider the source of the Union Proposal as well as the underlying motives of UNITE HERE. We further encourage shareholders to carefully assess the recommendation of the real and proven stewards of shareholder value—the Board and the Company's management team.

        The Board of Directors unanimously recommends that shareholders vote "AGAINST" Proposal No. 4.

COMPENSATION DISCUSSION AND ANALYSIS

        For purposes of the following Compensation Discussion and Analysis, the terms "executives" and "executive officers" refer to the Named Executive Officers of the Company as set forth in the Summary Compensation Table, which appears on page 43 of this Proxy Statement.

Executive Summary

        In 2011, the Company generated a substantial increase in adjusted EBITDA from 2010. Due primarily to the impressive performance of new table game offerings in the Company's East/West segment, the continued success of management's efforts to improve operating margins and increased earnings from investments in unconsolidated subsidiaries, the Company's adjusted EBITDA increased to $730.2 million in 2011 from $585.9 million in 2010. This represents a $144.3 million, or 25%, year over year increase in adjusted EBITDA. In addition, despite the negative drag on equity markets in 2011 from, among other things, continued concern about economic recovery, domestic fiscal policies and European sovereign debt, the Company's total shareholder return, as measured by its TSR Plan (as defined below), exceeded the median of its industry peers over each of the prior one, three and five year periods. Notably, the Company had a total shareholder return of over 75% during the three year period ending in December 2011 as compared to 49.6% median total shareholder return of the Company's peer group over the same period.

        In light of the Company's performance in 2011 and in line with its long-standing pay for performance philosophy, the compensation paid to the Company's executive officers increased from the prior year commensurate with the Company's performance. As was the case last year, due to the exceptional operating results, all executives earned the maximum bonus under the internal measure of our annual incentive plan as the Company's adjusted EBITDA substantially exceeded the initial adjusted EBITDA target. The value of the executives' equity grants also increased due to the increase in the Company's stock price. We should note, though, that since the number of shares granted to executives has not changed from year to year, the increase in equity compensation was driven entirely by the increase in the Company's share price, not because the size of the option grants changed. Base salaries for executive officers increased by 3% for 2011, which is the same increase received by the Company's corporate staff generally and consistent with national averages.

        Unlike last year, the TSR Plan did not offset the increase in total compensation since the Company's total shareholder return outperformed seven of the nine benchmarks set under the TSR Plan. As described in more detail below, our TSR Plan, which is the external measure component of our annual incentive plan, measures the Company's performance against the performance of the Company's industry peer group, a broader group of consumer spending dependent businesses and the overall S&P 500. As noted above, the Company continued to perform well against its peers, where the Company's share price growth exceeded the median growth rate of its peer group over each of the one, three and five year periods measured by the TSR Plan. The Company's share price growth also exceeded the S&P Leisure Time Select Index over the one and five year period as well as the S&P 500 Index over the one and three year period.

        The compensation paid to the Company's Chief Executive Officer remains reasonable and appropriate in light of the Company's scale and performance and continues to reflect our pay for performance philosophy. Mr. Carlino's target potential compensation opportunity (including stock options) in 2011 consisted of approximately 17% guaranteed compensation and 83% performance-based compensation. Consistent with this, in 2011, Mr. Carlino's base salary increased by 3% from the prior year, his internal measure bonus increased by 3%, his external measure bonus increased by 107% (which reflects that the Company's share price outperformed seven of nine benchmarks under the TSR Plan in 2011 as compared to three of nine benchmarks in 2010), the number of options granted to him remained unchanged from prior years and his other compensation increased by less than $90,000.

Accordingly, his overall compensation increased by 26%, which is clearly in line with the 25% increase in adjusted EBITDA over the same period.

Company Performance

        In 2011, the Company successfully completed, or made significant progress on, a number of operational, developmental and financial initiatives that drove, and are expected to continue to drive, increases in the Company's share price, including:

  •
  Excluding the M Resort, which we acquired in July 2011, four consecutive quarters of margin improvement in 2011, with 15 of the Company's 16 gaming properties successfully increasing adjusted EBITDA margins from the prior year and 15 of its 16 gaming properties generating year-over-year improvement in adjusted EBITDA, resulting in a 280 basis point improvement in the Company's consolidated operating margin, which increased its full year operating margin to 26.6%.

  •
  Significant year over year revenue growth due to a full year contribution of new table game offerings in West Virginia and Pennsylvania, a full year of operation from the Company's new Hollywood Casino facility in Perryville, Maryland, and a seven month contribution from the M Resort (a restructuring opportunity that we were able to fully complete in May 2011).

  •
  Significant progress in 2011 on three major gaming projects that the Company either has opened, in the case of the new Hollywood Casino at Kansas Speedway, or plans to open this year, in the case of Hollywood Casino Toledo and Hollywood Casino Columbus. These projects represent over $1.1 billion of capital being invested in new gaming facilities in new markets that the Company believes will create significant returns for shareholders.

  •
  Continued focus on opportunities for growth in potential new and expanding markets through the consummation of a joint venture to own and operate the Sam Houston Race Park in Houston, Texas, the Valley Race Park in Harlingen, Texas and a planned racetrack in Laredo, Texas; the acquisition of Rosecroft Raceway in Prince Georges County, Maryland; and the entry into a non-binding memorandum of understanding with State of Ohio that would permit the Company to relocate its two existing race tracks to two new markets in Ohio, Dayton and Youngstown.

  •
  Capital market initiatives to manage the Company's capital structure through the repurchase of 2,981,406 shares of its common stock at an average price of $35.29 per share; entry into a new $2.15 billion senior secured credit facility with favorable financing terms and improved financial flexibility; and redemption of all of its $250 million 6 3/4% senior subordinated notes.

        As a result of its accomplishments in 2011, the Company continued to generate positive returns for shareholders and continued to outperform its peer group over the long term. As demonstrated in the chart below, an investment of $100 in the Company made on January 1, 2000 would have been worth

$1,692 on January 1, 2012 versus an average of $254 for the same investment in our peer group companies with comparable trading histories:

Total Shareholder Return(1) vs. Peer Group(2)
1/1/2000 to 1/1/2012

(1)
Total shareholder return is determined by assuming quarterly reinvestment of dividends.

(2)
Peer group companies with comparable trading histories include Ameristar Casinos, Inc., Boyd Gaming Corporation, Isle of Capri Casinos, Inc., MGM Resorts International and Pinnacle Entertainment, Inc.

        For a complete discussion of the Company's performance in 2011, reference should be made to Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 34 to 60 of the Company's Annual Report on Form 10-K for the year ended December 31, 2011, a copy of which is included in the Annual Report to Shareholders delivered in connection with this Proxy Statement.

Key Compensation Practices

        The Compensation Committee, in consultation with our independent compensation consultant, management and the full Board, routinely considers compensation practices suggested by our shareholders as a result of the shareholder outreach efforts described below as well as those identified as "best practices" by various market constituents. With all such suggestions, we strive to incorporate into our compensation program those practices we believe will most effectively support the Company's continuing efforts to create shareholder value. Accordingly, we have incorporated many of these "best practices" into our compensation program in areas where we believe they benefit the Company and its shareholders, including:

  •
  Compensation that includes a combination of relative and absolute incentive opportunities

  •
  Compensation largely based on multiple performance metrics, including EBITDA, relative total shareholder return and absolute stock price performance

  •
  Established maximum bonus opportunities.

  •
  Prohibition on discounting and repricing options.

  •
  Share ownership guidelines for directors and executive officers.

  •
  History of active share repurchase programs to capitalize on prudent stock repurchase opportunities which offset the potential dilution from shares granted pursuant to incentive awards.

  •
  Incentive awards that incorporate a fungible share feature applicable to all full value awards.

  •
  Improved disclosure of the Company's compensation clawback policies.

  •
  Incorporation of a "double trigger" for severance payments following a change of control in the employment agreement with our executive officer hired in 2011.

        In addition, we will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders.

Shareholder Outreach and Say on Pay Vote

        During 2011, we continued our long-standing practice of robust communication and discussion with shareholders, including direct dialogue with most of our top 25 shareholders specifically regarding our 2011 Say on Pay Vote. By way of overview, the Company continues to hold quarterly conference calls in which management limits its prepared remarks in favor of creating an open forum to allow shareholders to ask about matters of most interest to them. The Company continues to provide financial and other disclosure beyond that required by the SEC on matters such as management's views on pending litigation and quarterly and annual earnings estimates. Further, members of the Company's senior management team participated at approximately 25 investor conferences throughout 2011 and regularly hosted analysts and institutional investors at its corporate headquarters. The Company also hosted over 30 facility tours and meetings across its property portfolio for analysts and institutional investors. At the Global Gaming Expo, the gaming industry's annual trade show in Las Vegas, executives conducted group meetings and also hosted several investor events at our M Resort property. Finally, the Company hosted and/or plans to host events for the institutional investor community in connection with the opening of its newest gaming facilities, including Hollywood Casino at Kansas Speedway, Hollywood Casino Toledo and Hollywood Casino Columbus. These outreach efforts provide numerous forums for investors and prospective investors to discuss with management a wide variety of subjects important to such investors, including executive compensation.

        The results of the shareholder advisory vote on executive compensation at our 2011 Annual Meeting of Shareholders were supportive of our compensation programs. Following the 2011 Annual Meeting, we reviewed the various views expressed by our shareholders with respect to our compensation program and evaluated what changes may be appropriate in light of these views as well as our own views on compensation matters. As a result of our evaluation as well as consideration of other factors, we implemented the following:

  •
  share ownership guidelines for executive officers;

  •
  improved disclosure of the Company's compensation clawback policies;

  •
  incorporation of a "double trigger" for severance payments following a change of control in the employment agreement with our executive officer hired in 2011; and

  •
  repurchase of 2,981,406 shares of the Company's Common Stock in open market transactions for approximately $105.2 million at an average price of $35.29 per share.

 Peer Group

        We review the Company's peer group at the beginning of each fiscal year to determine whether any changes are warranted from the prior year's peer group. The companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from other gaming operations. In addition, since gaming and racing are highly regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight to multiple gaming and racing properties in a variety of jurisdictions. Also, the Company's executive officers are required to submit to extensive investigations conducted by the State Police, or an equivalent investigatory agency, of their personal financial records, their character and competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional gaming and racing company tends to consist mostly of individuals who are already working within the gaming industry and among our peer group. For these reasons, we have determined that the appropriate peer group for the Company consists of the largest companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruiting and retention purposes.

        For 2011 and 2012, we confirmed that the peer group to be used for benchmarking purposes would consist of Ameristar Casinos, Inc., Boyd Gaming Corporation, Isle of Capri Casinos, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc. and Wynn Resorts, Ltd. In addition, we take into consideration any available compensation data from Trump Entertainment Resorts, Inc., which entered into bankruptcy in 2009, as well as Caesars Entertainment, Inc., which was taken private but conducted an initial public offering in 2012, and Station Casinos, Inc., which was taken private but continues to file periodic reports under the Exchange Act.

Overview of Compensation Program

Objectives of Compensation Program

        The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and further its strategic interests. Specifically, the Company's compensation objectives are as follows:

  •
  Attract and retain the best possible management team for the Company to increase shareholder value and preserve the Company's credibility in the capital markets.

  •
  Create a pay for performance compensation program that will incentivize management to perform across a range of business and economic circumstances.

Compensation Philosophy

        To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

        The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason for remaining with the Company and continuing in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company, the business unit they are part of, and their own individual contribution.

Risk Assessment

        In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly balances performance-based pay and fixed compensation to motivate executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. To this end, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria, including announced adjusted EBITDA targets and total shareholder return. The other major component of our executive officers' compensation is long-term incentives through a mix of stock options and restricted stock that we believe are important to help further align executives' interests with those of our shareholders. Such grants are subject to long-term vesting schedules, and executives are subject to stock holding requirements in the Stock Ownership Guidelines, to help ensure that executives always have significant value tied to long-term stock price performance. We believe that these cash and incentive awards appropriately balance risk, payment for performance and align executive compensation with shareholders without encouraging unnecessary or excessive risk taking.

Elements of Compensation

        We have designed a compensation program that is heavily weighted towards performance based compensation but utilizes several different performance metrics designed to ensure that management is appropriately incentivized across a number of different business and economic environments and appropriately considers each of the principal objectives of the Company's business strategy. In 2011, the total potential compensation opportunity of the Company's named executive officers consisted of approximately 19% of guaranteed compensation (primarily in the form of base salary) and 81% of potential performance based compensation.

Target Potential 2011
Executive Compensation
(Including Stock Options)

        The principal elements of the compensation program are described below. Please see "Analysis of Compensation" starting on page 35 for a discussion of the specific actions taken with respect to executive compensation in fiscal year 2011 and thus far in 2012. For a detailed description of the Compensation Committee's role and responsibilities, as well as the retention and use of our independent compensation consultant, Exequity LLP, please see "Compensation Committee" beginning on page 6.

        Base Salary.    The base salary of our named executive officers as a group is targeted to approximate the 50th percentile (median) of base salaries of comparable executives within the Company's peer group. We target the 50th percentile in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Base salaries are then adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall reasonableness of an executive's pay package.

        Annual Incentive.    The Company's annual incentive plan is designed to motivate the executive officers and other members of management to achieve the objectives that we believe are most likely to increase shareholder value without undermining the Company's credibility in the capital markets, which is critical to fund capital intensive future growth opportunities at the lowest possible cost of capital. To ensure that such executives are appropriately incentivized across a variety of business and economic conditions, we set one measure referenced by an internal goal and another measure referenced by one or more external goals based on the Company's performance against its peer group and other external benchmarks. We believe that the best internal measures of performance are focused on earnings while external measures should expand and further align management and shareholder interests by focusing on shareholder value. Accordingly, in 2011, we utilized an internal and an external measure to determine the annual incentive opportunity for our executives.

        For 2011, the internal measure for the annual incentive plan provided for the payment of incentive compensation based upon the Company's achievement of its adjusted EBITDA goal for the year. Conceptually, the term adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring or unforeseen events. In order to provide a clear reconciliation to generally accepted accounting principles, or GAAP, we base our adjusted EBITDA calculation on the Company's income from operations excluding charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets and other non-recurring events, and inclusive of gain or loss from the Company's joint ventures. Each quarter, the Company publicly discloses its adjusted EBITDA in connection with its quarterly announcement of earnings, and provides a reconciliation of adjusted EBITDA to net income (GAAP) and income from operations (GAAP) to adjusted EBITDA in connection with each such announcement.

        We set the ranges of bonuses payable pursuant to the internal measure for each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company's peer group. The following table shows the range of awards payable pursuant to the internal measure for each executive as a percentage of annual base salary for the 2011 and 2012 fiscal years:

Executive	Threshold Bonus	Target Bonus	Maximum Bonus
Chairman and Chief Executive Officer	50%	100%	150%
President and Chief Operating Officer	42.5%	85%	127.5%
Senior Vice President and Chief Financial Officer	37.5%	75%	112.5%
Senior Vice President of Regional Operations	25%	50%	75%
Senior Vice President and General Counsel	25%	50%	75%

        The target bonus is payable when the Company meets or exceeds its adjusted EBITDA goal for a given year, subject to any required adjustments under the 2008 Long-Term Incentive Compensation Plan, as amended (the "2008 Plan") for certain extraordinary or unforeseen events. For any portion of executives' annual incentive bonuses to be paid with respect to the internal measure, the Company must achieve a threshold amount of adjusted EBITDA. This threshold was set at 10% less than the adjusted EBITDA goal in 2011 and 2012. In order to help manage potential payouts, annual incentive opportunities are capped at 150% of top executives' targeted bonus levels, regardless of the extent to which performance exceeds targeted levels. We have discretion to pay this award in cash, equity or any combination of cash and equity.

        In 2011, the external measure for the annual incentive plan provided for payment of incentive compensation based on how the Company's total shareholder return compared to the total shareholder return of companies included in three different indices: (a) the Company's industry peer group; (b) the S&P Leisure Time Select Industries Index; and (c) the S&P 500. We refer to this external measure for the annual incentive compensation plan as the total shareholder return plan (the "TSR Plan"). Total shareholder return, or TSR, is an indicator of a company's overall performance and, as used in connection with the TSR Plan, means the total return measured by share price movements on an investment in the stock of a public company over a specified period, taking into account the reinvestment of dividends, if any.

        Under the TSR Plan, the payment of incentive bonuses is based on the Company's share performance over a one, three and five year period as compared against the TSR of the companies listed in each index. Accordingly, as shown in the table below, TSR is measured against nine benchmarks: the median of the one, three and five year TSR for the Company's peer group and for the S&P Leisure Time Select Industries Index and the one, three and five year TSR for the S&P 500:

Index	1 Year TSR	3 Year TSR	5 Year TSR
Industry	Exceed Median	Exceed Median	Exceed Median
S&P Leisure Time Select Industries Index	Exceed Median	Exceed Median	Exceed Median
S&P 500	Exceed Index	Exceed Index	Exceed Index

        The Company's share performance is required to exceed the applicable target for any portion of the external measure bonus to be paid. For each target exceeded, the executive will receive an amount equal to the bonus per target noted below, with a maximum bonus only paid if all nine targets are achieved. We have discretion to pay the external measure bonus in cash, equity or any combination of cash and equity. The bonus per target and maximum bonus payable under the TSR Plan for 2011 and 2012 for each named executive officer as a percentage of annual base salary is as follows:

Executive	Bonus Per Target	Maximum Bonus
Chairman and Chief Executive Officer	16.7%	150%
President and Chief Operating Officer	14.2%	127.50%
Senior Vice President and Chief Financial Officer	12.5%	112.50%
Senior Vice President of Regional Operations	8.3%	75%
Senior Vice President and General Counsel	8.3%	75%

        Equity Compensation.    We believe that the award of equity compensation is the most critical component of the Company's executive compensation program because equity compensation most directly ties executive compensation to management's ability to increase shareholder value, with respect to which, as illustrated by the total shareholder return table on page 28 of this Proxy Statement, the Company has historically outperformed its peer group. Our experience shows us that equity compensation fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company's principles of "pay for performance" so that a portion of each executive's compensation package, particularly stock options and SARs, will grow in value as shareholder value is increased—even for executives who already hold a sizable number of shares of the Company, such as Mr. Carlino. We also believe that this culture of employee ownership has been a significant contributing factor to the Company's success and will continue to play a vital role in future success. More specifically, we believe that equity compensation has been a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success.

        Consistent with the Board's desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2008 Plan, awards to employees are administered by the Compensation Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (typically four years for options and SARs) before all or a portion of their awards may be settled. The 2008 Plan neither permits the exercise price of outstanding stock options or SARs rights to be reduced nor permits the grant of discounted stock options or SARs. Finally, the 2008 Plan includes a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.44 shares (increased from 2.16 shares as of the 2011 Annual Meeting of Shareholders) for purposes of counting the shares available for issuance under the 2008 Plan; provided that awards settled only in cash are not counted against the 2008 Plan limit.

        To counter the dilutive effects of equity compensation, on July 3, 2008, the Company announced the Board's authorization to repurchase up to $200 million of the Company's common stock through open market or privately negotiated transactions, subject to applicable securities laws and appropriate market conditions. This authorization has been increased and extended several times since 2008, and, as of March 31, 2012, there remains available authorization of $160.1 million for the Company to repurchase shares of its common stock, which will expire at the Annual Meeting of Shareholders in 2012, unless otherwise extended or shortened by the Board. In aggregate, the Company has repurchased over 13.4 million shares of its common stock and common share equivalents since 2008, which it believes has more than offset the dilutive impact of all options and other equity awards that have been and may be granted under the 2008 Plan. By way of contrast, the 2008 Plan (inclusive of additional shares approved at the 2011 Annual Meeting of Shareholders) only authorizes equity awards for a maximum of 9.25 million shares of common stock.

        In determining the amount of shares subject to options granted under the 2008 Plan, we seek to grant a fixed number of stock options to employees, including the named executive officers, unless individual performance or Company performance merits an adjustment from such amount. We believe that this fixed approach to equity compensation has helped account for the stability that the Company has experienced in its executive management team. By providing a reasonable and predictable amount of equity compensation each year, we have generally been able to retain and strengthen the Company's executive management team through both up years and down years and through, most notably, the extraordinarily long period during which the merger transaction with Fortress and Centerbridge (the "Merger") was pending. In addition, we believe that the fixed grant approach is better for shareholders than an approach that seeks to obtain a particular dollar target based on the presumed value of an option on the date of grant because it awards option holders for performance with the value of an option directly correlated to the Company's share price. Under the latter approach, while the amount of stock options needed to meet such target decreases as stock price rises, the reverse is true in declining markets—as stock price declines, the amount of stock options needed to meet such targets increases, exacerbating the dilutive impact of the options. In our view, dollar-based stock option grants are not desirable especially in light of the fact that stock options by their very nature are designed to provide compensation to executives only to the extent that the stock price rises above the exercise price. As shown by market trends over the last few years, such compensation is by no means guaranteed. Further, we do not consider the ASC 718 value of the stock options because we do not believe that the value assigned for this purpose provides as meaningful an indication of value to an executive (particularly in the context of attracting and retaining executives) as reflected for accounting purposes.

        Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective non-qualified deferred compensation plan for executives. Pursuant to the plan, the Company provides a match of up to 5% of the executive's base salary and annual bonus. All amounts deferred by the executive are notionally invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets; however, the Company currently funds into a trust on a monthly basis. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 47 of this Proxy Statement.

        Benefits and Perquisites.    We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive practices among the Company's peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company's employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company. Consistent with the objectives described above, the Company also provides certain executive officers with additional supplemental benefits and perquisites. The description and value of such supplemental benefits and perquisites in 2011 can be found on page 44 of this Proxy Statement.

Analysis of Compensation

        Base Salary.    Each year, we review the base salary of each named executive officer against the base salaries of similarly positioned executives in the Company's peer group. In doing so, we compare the base salary information contained in our peer groups' most recently available proxy statements with comparable data for the Company's named executive officers. In 2011, our review indicated that the base salary of the Company's Chief Executive Officer was at the 77th percentile relative to similarly positioned executives in the Company's peer group (based on information in the peer group Company's 2011 proxy statements), and the base salaries of the other named executive officers ranged from the 27th percentile to the 57th percentile.

        In 2011, based on our review of comparable base salaries and the individual qualitative factors described above, we deemed it appropriate to increase the base salary of the Chairman and Chief Executive Officer's and the President and Chief Operating Officer by 3%, which is the same increase generally received by the Company's corporate staff and is consistent with national compensation trends across all industries. We increased the base salary of the Senior Vice President and General Counsel and the Senior Vice President of Corporate Development by 12%. These increases were intended to better align their base salaries with the base salaries of similarly situated executives in the Company's peer group as well as to recognize their continuing exceptional efforts on behalf of the Company. We also determined to increase the base salary of the Senior Vice President and Chief Financial Officer by 42%. We believe this adjustment was warranted due primarily to the fact that, over his ten years of service to the Company, his role with the Company has grown substantially beyond the customary duties of a chief financial officer. He has repeatedly proved to be instrumental in formulating and implementing many of the Company's notable accomplishments with respect to its operations, development program and capital markets activities. He also is the Company's principal spokesmen to the investment community and has a proven track record of credibly and comprehensively providing investors clear, concise and transparent communication about the Company's operating performance.

        For 2012, we conducted a similar review of base salaries. Based on our review, we deemed it appropriate to increase the base salary of each named executive officer (other than our recently hired Senior Vice President of Regional Operations, whose increase was prorated to his hire date of October 2011) by 3%, which is the same increase generally received by the Company's corporate staff and is consistent with national compensation trends across all industries. The base salary of the new Senior Vice President of Regional Operations was increased by 0.8%.

        Set forth below are the 2012 base salaries for each of the named executive officers:

Executive	2012 Salary	Percentage Increase over 2011 Base Salary
Chairman and Chief Executive Officer	$1,755,794	3%
President and Chief Operating Officer	$1,406,886	3%
Senior Vice President and Chief Financial Officer	$1,133,000	3%
Senior Vice President of Regional Operations	$554,125	0.8%
Senior Vice President and General Counsel	$515,000	3%

        Annual Incentive—Internal Measure.    In 2011, the named executive officers earned the maximum payout under the internal measure of the annual incentive plan based on the Company exceeding the maximum adjusted EBITDA target of $696.2 million, which as described in the proxy statement for the 2011 Annual Meeting of Shareholders, was 105% of the Company's publicly announced adjusted EBITDA target of $663.0 million. For purposes of the 2008 Plan, adjusted EBITDA for 2011 was $720.6 million, which reflects a downward adjustment from the Company's publicly announced adjusted EBITDA to exclude the impact of certain non-recurring events as required by the terms of the 2008 Plan.

        The following table indicates the actual amount paid to each named executive officer as a percentage of annual base salary for 2011 for the internal measure of the annual incentive:

Executive	Actual Bonus Percent	Actual Payment
Chairman and Chief Executive Officer	150%	$2,556,981
President and Chief Operating Officer	127.5%	$1,741,534
Senior Vice President and Chief Financial Officer	112.5%	$1,237,500
Senior Vice President of Regional Operations*	75%	$103,125
Senior Vice President and General Counsel	75%	$375,000

*
prorated

        For 2012, the target amount for the internal measure for the Company's annual incentive plan was established at $720.6 million, which is the Company's estimate of adjusted EBITDA for 2012 as publicly announced in connection with Company's quarterly earnings call on February 2, 2012. For a complete discussion of the assumptions underlying the Company's estimate of 2012 adjusted EBITDA and the other risk factors to be considered in connection therewith, please refer to the Company's press release included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on February 6, 2012. Absent an adjustment as required under the 2008 Plan for certain extraordinary circumstances outside of management's control, the adjusted EBITDA required to be generated in 2012 before any compensation becomes payable under the internal measure would be $648.5 million, and the adjusted EBITDA required to be generated in order to earn the maximum amount of incentive compensation under the internal measure would be $756.6 million.

        Annual Incentive—External Measure.    For 2011, the Company's TSR exceeded the targets for seven of the nine performance measures. As a result, the named executive officers earned 77.8% of the maximum bonus payable under the external measure of the annual incentive plan. We elected to pay this amount in shares of phantom stock units that vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary, in order to encourage management retention and foster alignment with shareholder interests. The numbers of units were determined by dividing the bonus amount by the fair market value of the common stock on the first trading day of the performance period, which was January 3, 2011. By using this form of award, we believe that we are both appropriately compensating management for the Company's superior performance relative to its peer group in 2011 while at the same time creating a significant long-term retention incentive for the management team.

        The following table indicates the maximum shares that could have been earned by management under the TSR Plan in 2011, the actual number of shares awarded based on the Company having met seven of the TSR targets and the grant date value of such awards:

Executive	Maximum Shares	Phantom Stock Unit Awards	Grant Date Fair Value
Chairman and Chief Executive Officer	72,745	56,580	$2,332,228
President and Chief Operating Officer	49,546	38,536	$1,588,454
Senior Vice President and Chief Financial Officer	35,206	27,383	$1,128,727
Senior Vice President Regional Operations*	2,934	2,282	$94,064
Senior Vice President and General Counsel	10,669	8,298	$342,044

*
prorated

        As evidenced by the Company's share price growth exceeding the one, three and five year median growth rate of its industry peer group, the Company continued to perform well against its peers. We believe this is due to a combination of (i) the strength of the Company's development pipeline, which has recently yielded the table game opportunities in West Virginia and Pennsylvania, the newly opened casinos in Maryland and Kansas City, the planned casino openings in Ohio and the acquisition of the M Resort as well as several meaningful longer term development opportunities, (ii) the ability of management to continue to improve the Company's operating margins through operating efficiencies and rational spending on marketing, (iii) the relatively lower volatility of the Company's regional gaming portfolio during the economic downturn of the last several years and (iv) the relatively lower debt levels maintained by the Company during those years.

        The Company's TSR exceeded the median TSR of the S&P Leisure Time Select Industries Index over both the one year and five year periods and exceeded the TSR of the S&P 500 Index over the one and three year period. Notably, the median TSR of the Company's peer group only exceeded one of the possible six benchmarks against the broader indices. As we noted last year, the factors underlying the relative performance of the Company's TSR against the broader indices appear, in large part, to be due to structural factors beyond management's control. The Leisure Time Index consists of gaming operators and suppliers, hotel, cruise line, and ski resort operators and a number of fast food and casual quick service restaurant operators. Unlike the gaming industry, most of these businesses are able to expand as demand dictates where the Company's ability to expand is limited by the number of states that have legalized gaming and, even in those that have legalized gaming, by the limited number of licenses issued by each state. Moreover, our industry is subject to substantially higher regulatory burdens and legislative risks. We believe these factors also affect the Company's and our industry's performance against the S&P 500 but are offset to some degree by our industry's ability to operate at relatively higher operating margins and to incur relatively higher levels of debt.

        Equity Compensation.    Consistent with the Company's practice to make its annual equity compensation grants on the first business day of the year, on January 3, 2011, options to purchase shares of common stock were granted to our named executive officers as follows: Peter M. Carlino, options to purchase 300,000 shares; Timothy J. Wilmott, options to purchase 200,000 shares; William J. Clifford, options to purchase 150,000 shares; and Jordan B. Savitch, options to purchase 70,000 shares. The exercise price of each option was set at $35.15 per share, which represents the closing price of a share of common stock on the trading day immediately prior to the date of grant as required by the terms of the 2008 Plan. In connection with his commencement of employment with the Company and as required by the terms of his employment agreement, Mr. Snowden received on October 10, 2011, his date of hire, a one-time option award to purchase 150,000 shares. The exercise price of this option was set at $38.08 per share, which represents the closing price of a share of common stock on the trading day immediately prior to his hire date as contemplated by the terms of the 2008 Plan. All options granted in 2011 vest at the rate of 25% per year, generally subject to the executive's continued employment.

        Consistent with our philosophy regarding stock option grants, we granted the same fixed number of shares in 2011 to Mr. Carlino as were granted in 2010. In granting a fixed number of stock options to the Chief Executive Officer for 2011, we considered the extent to which the grant would reward the Chief Executive Officer for increasing shareholder value and the Chief Executive's central role in overseeing the Company's success. We also considered the size of the grant in relation to the diluted shares outstanding, which represented approximately 0.3% of the total shares outstanding. Further, we considered the Company's recent and long-term performance. Based on these factors, we determined, as we have in previous years, that the fixed grant of 300,000 stock options was appropriate to reward and incentivize the Chief Executive Officer to increase shareholder value.

        With respect to the other named executive officers, we utilized a methodology based on the number of options granted to the Chief Executive Officer and then adjusted downward so that the size of the grants were approximately proportionate to the difference in the total cash opportunity available to each of the named executive officers. If appropriate, we may further adjust the amounts based on input from the Chief Executive Officer regarding such qualitative factors as specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company. In 2011, no other adjustments were deemed necessary or appropriate and, accordingly, we granted the same fixed number of shares in 2011 to the other named executive officers as were granted in 2010.

        On January 3, 2012, we made annual stock option grants to the Company's officers and key employees for 2012. Consistent with our philosophy regarding option grants, we granted the same fixed number of shares in 2012 to the Chief Executive Officer and the other named executive officers as were granted in 2011, with the exception of Jay A. Snowden whose grant was prorated based on his October 2011 hire date. Options to purchase shares of common stock were granted to the named executive officers as follows: Peter M. Carlino, options to purchase 300,000 shares; Timothy J. Wilmott, options to purchase 200,000 shares; William J. Clifford, options to purchase 150,000 shares; Jay A. Snowden, options to purchase 10,000 shares; and Jordan B. Savitch, options to purchase 70,000 shares. The exercise price of such options was set at $38.07 per share, which was the closing price of the common stock on December 30, 2011, the trading day prior to the date of grant in accordance with the 2008 Plan. The 2012 options vest at the rate of 25% per year, generally subject to continued employment.

 Employment Agreements

        The Company has employment agreements with each of its named executive officers. There are a number of strategic objectives that we expect to achieve by entering into employment agreements with our executive officers, including:

  •
  attract and retain talented executives;

  •
  limit potential liability emanating from the termination of executives, including the total severance that may be paid to an executive in the event that the Company elects to terminate him or her without cause; and

  •
  provide the Company with effective and comprehensive protection of its strategic plans, intellectual property and human capital.

        In the event of a change in control, each named executive officer is entitled to receive a cash payment equal to between two and three times the sum of his base salary and annual cash bonus (based on the highest amount paid in the two preceding calendar years). Such payment would generally be made either in two lump sums, with 75% paid on the closing date of the change in control and 25% paid on the 75th day following the change in control, or in one lump sum on the effective date of termination following a change in control. Further, any unvested equity compensation held by any employee of the Company, including any named executive officer, will become vested. To the extent that an executive receives a cash change-in-control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term. In addition, each executive's employment agreement provides him with indemnity protection if a change in control or termination payment results in an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In such event, the executive officer is entitled to an indemnity payment to the extent necessary so that the net amount paid to the executive is equal to the amount that would have otherwise been due to the executive under the applicable terms of the employment agreement absent the impact of Section 280G of the Code.

        For a detailed discussion of the terms contained in each named executive officer's employment agreement, please refer to pages 51 to 56 of this Proxy Statement.

Other Compensation Policies

        Compensation Clawback Policy.    As a highly regulated, multi-jurisdictional gaming and racing company, the Company has had a long-standing commitment to ensure that its executive officers adhere to the highest professional and personal standards. Accordingly, the Company has long held that under current law misconduct by the Chief Executive Officer or any other executive officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation and, in light of the highly regulated nature of the Company's business, that the Committee would likely pursue such remedy, among others, where appropriate based on the facts and circumstances surrounding the restatement and existing laws. The Committee will amend the Company's clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act").

        Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code, which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. The Company generally will be entitled to take tax deductions related to performance-based compensation or to compensation not payable until the executive leaves the Company, which may include cash incentives, stock options, restricted stock or other performance-based award. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider compensation that may not be fully tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

        Timing of Option Grants.    In December 2006, we adopted a stock option grant procedure, pursuant to which, for annual stock option awards to eligible executive officers, the grant date will be the first trading day of the calendar year. In addition, with respect to executive officers subject to the reporting requirements of Section 16 of the Exchange Act, grants made by us upon commencement of employment, promotions and upon the renewal of employment contracts are made on the day employment commences, the promotion is effective or the employment contract is renewed, respectively. The stock option procedure is designed to make the timing of option grants predictable and prevent grant timing abuses. Options granted in 2011 to executives were granted in accordance with this procedure. All grants are priced in accordance with the terms of the applicable equity compensation plans, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 26 through 40 of this Proxy Statement (the "Compensation Discussion and Analysis") with the management of the Company.

        Based on the review and discussions described above, the Compensation Committee recommended to the Company's Board of Directors that the Company's Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee of the Board of Directors
Harold Cramer, Chairman David A. Handler Barbara Shattuck Kohn

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to the Company's compensation plans and individual compensation arrangements under which the Company's equity securities have been authorized for issuance as of the fiscal year ended December 31, 2011:

	(a)	(b)	(c)*
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	11,584,279	$30.05	2,929,655
Equity compensation plans not approved by shareholders	23,750	7.95	—

Total	11,608,029	$30.00	2,929,655

*
The 2008 Long Term Incentive Compensation Plan, as amended, provides that while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, or shares issued pursuant to any other full value awards, are counted as issuing 2.44 shares of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan. Awards that are settled in cash rather than shares of stock are not counted against the plan limit.

Option Grant to the Company's Chairman

        On February 6, 2003, the Compensation Committee granted Peter M. Carlino stock options to purchase 95,000 shares, of which 23,750 shares are vested and unexercised, of the Company's common stock at an exercise price of $7.95 per share (adjusted to reflect the Company's March 7, 2005 two-for-one stock split), which was the closing price of the Company's common stock on the day before the options were granted. These stock options, which were granted prior to the adoption of the Company's 2003 Long Term Incentive Compensation Plan, were not granted under the 1994 Stock Option Plan because sufficient shares did not remain available for grant under such plan. The stock options vested 25% on each of February 6 of 2004, 2005, 2006 and 2007 and expire on February 6, 2013. The terms of the stock options may be amended only by a written agreement between Peter M. Carlino and the Company that is approved by the Compensation Committee.

 COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2011, 2010 and 2009 by the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated individuals serving as executive officers on December 31, 2011 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Peter M. Carlino	2011	1,702,745	2,332,228	4,966,050	2,556,981	420,330	11,978,334
Chairman and Chief Executive Officer	2010	1,653,335	1,125,449	3,874,500	2,482,506	333,487	9,469,277
	2009	1,605,360	2,763,704	2,743,710	899,808	289,043	8,301,625
Timothy J. Wilmott	2011	1,364,379	1,588,454	3,310,700	1,741,534	98,477	8,103,544
President and Chief Operating Officer	2010	1,324,788	766,521	2,583,000	1,690,809	95,004	6,460,122
	2009	1,286,346	1,882,325	1,829,140	612,850	88,234	5,698,895
William J. Clifford	2011	1,087,398	1,128,727	2,483,025	1,237,500	166,747	6,103,397
Senior Vice President	2010	771,557	393,911	1,937,250	868,877	127,742	4,099,337
and Chief Financial Officer	2009	749,168	967,303	1,371,855	314,933	109,536	3,512,795
Jay A. Snowden(4)	2011	305,769	163,065	2,643,705	103,125	19,990	3,235,654
Senior Vice President of Regional Operations
Jordan B. Savitch	2011	497,955	342,044	1,158,745	375,000	46,555	2,420,299
Senior Vice President	2010	446,400	151,951	904,050	335,138	33,295	1,870,834
and General Counsel	2009	433,447	373,108	640,199	121,474	26,796	1,595,024

(1)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), for stock option awards, restricted stock awards, and phantom stock unit awards. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Included in Stock Awards for the year 2011 are phantom stock unit awards granted on February 6, 2012, relating to the Company's payment of the external portion of the Company's annual incentive plan for 2011. Also included in Stock Awards for 2011 for Mr. Snowden are phantom stock unit awards granted on October 11, 2011 pursuant to his employment agreement. Included in Stock Awards for the year 2010 are restricted stock awards granted on April 15, 2011, relating to the Company's payment of the external portion of the Company's annual incentive plan for 2010. Included in Stock Awards for the year 2009 are restricted stock awards granted on February 19, 2010 for 44% of the Annual Bonus Target as a payout for the internal measure. Also, included in Stock Awards for the year 2009 are phantom stock unit awards granted on October 20, 2010 relating to the Company's payment of the external measure portion of the Company's annual incentive plan for 2009. The external free cash flow measure for 2009 was calculated using publicly available information regarding the peer group, and, as a result, the payout was not determined until October 2010.

(2)
These amounts reflect cash payments in 2011, 2010 and 2009, pursuant to the internal measure portion of the Company's annual incentive plan, which provided for the payment of incentive compensation upon the Company's achievement of pre-established EBITDA goals. Based on the Company's EBITDA performance for 2011 and 2010, the executives received the maximum payout for the internal measure. Based on the Company's EBITDA performance for 2009, the executives received 56% of the Annual Bonus Target as a payout for the internal measure. For more information on the Company's annual incentive plan, see the discussion in "Compensation Discussion and Analysis" beginning on page 26.

(3)
See All Other Compensation Table below for more information.

(4)
Mr. Snowden joined the Company on October 11, 2011.

 All Other Compensation Table

        The following table describes each component of the All Other Compensation column of the Summary Compensation Table:

					Perquisites
Name	Year	Company Contributions to Deferred Compensation Plan ($)(1)	Company Contributions to 401(k) ($)(2)	Company- Paid Insurance Premiums ($)(3)	Club Memberships ($)	Personal Use of Company Airplane ($)(4)	Other ($)(5)	Total ($)
Peter M. Carlino	2011	209,262	4,900	—	3,279	202,889	—	420,330
	2010	127,664	4,900	—	3,219	197,704	—	333,487
	2009	80,432	5,548	—	2,785	200,278	—	289,043
Timothy J. Wilmott	2011	68,219	4,900	25,358	—	—	—	98,477
	2010	66,242	4,900	23,862	—	—	—	95,004
	2009	64,374	—	23,860	—	—	—	88,234
William J. Clifford	2011	97,813	4,900	—	—	64,034	—	166,747
	2010	54,327	4,900	—	—	68,515	—	127,742
	2009	37,516	5,187	—	—	66,833	—	109,536
Jay A. Snowden	2011	4,231	—	—	—	—	15,759	19,990
Jordan B. Savitch	2011	41,655	4,900	—	—	—	—	46,555
	2010	28,395	4,900	—	—	—	—	33,295
	2009	21,693	5,103	—	—	—	—	26,796

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the Named Executive Officers' 401(k) savings accounts.

(3)
This column reports life insurance policy premiums and other insurance premiums paid by the Company on behalf of the executives.

(4)
The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the airplane. Since the Company's aircraft are primarily used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance.

(5)
This column represents the amount of Mr. Snowden's relocation and employer covered COBRA medical expenses for the period April through October 2011.

2011 Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards relating to 2011:

Name	Grant Date	Grant Board Approval Date	All Other Option Awards: Number of Securities Underlying Stock Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Peter M. Carlino—Options(3)	1/3/2011	12/28/2009	300,000	35.15	4,966,050
Peter M. Carlino—External Measure(4)	2/6/2012	2/6/2012	56,580	—	2,332,228
Tim Wilmott—Options(3)	1/3/2011	12/28/2009	200,000	35.15	3,310,700
Tim Wilmott—External Measure(4)	2/6/2012	2/6/2012	38,536	—	1,588,454
William J. Clifford—Options(3)	1/3/2011	12/28/2009	150,000	35.15	2,483,025
William J. Clifford—External Measure(4)	2/6/2012	2/6/2012	27,383	—	1,128,727
Jay A. Snowden—Options(3)	10/11/2011	10/11/2011	150,000	38.08	2,643,705
Jay A. Snowden—External Measure(4)	2/6/2012	2/6/2012	2,282	—	94,064
Jay A. Snowden—Other(5)	10/11/2011	10/11/2011	1,812	—	69,001
Jordan B. Savitch—Options(3)	1/3/2011	12/28/2009	70,000	35.15	1,158,745
Jordan B. Savitch—External Measure(4)	2/6/2012	2/6/2012	8,298	—	342,044

(1)
The exercise price of each stock option is equal to the fair market value of a share of the Company's common stock on the date of grant. Pursuant to the terms of the Company's 2008 Long Term Incentive Compensation Plan, as amended, under which the options were granted, fair market value is equal to the closing price of the Company's common stock on the business day immediately preceding the date of grant.

(2)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(3)
Options granted to the Named Executive Officers vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change of control, options vest immediately.

(4)
These amounts reflect phantom stock unit awards for 2011 pursuant to the external measure portion of the Company's annual incentive plan, which provides for the payment of incentive compensation upon the Company's share performance over a 1-year, 3-year and 5-year period as compared against the total shareholder return of the companies listed in three indices for a total of nine performance targets. One-ninth of the maximum bonus will be paid for the achievement of each target. Executives received seven-ninths of the Maximum Target as a payout for 2011. The units vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change of control, the forfeiture restrictions on restricted stock lapse immediately.

(5)
This amount reflects phantom stock unit awards for 2011 issued upon Mr. Snowden's hire pursuant with his employment agreement. These vest at 33 1/3rd % on each of the first, second, and third anniversary of the date of grant and are subject to certain forfeiture restrictions. In the event of a change of control, the forfeiture restrictions on restricted stock lapse immediately.

See the discussion in "Compensation Discussion and Analysis" beginning on page 26.

 Outstanding 2011 Equity Awards at Fiscal Year-End

        The following table sets forth information concerning equity awards outstanding as of December 31, 2011:

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options:					Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($)(4)
				Option Exercise Price ($)		Stock Award Grant Date
Name	Option Grant Date(1)	Exercisable (#)	Unexercisable (#)(1)		Option Expiration Date
Peter M. Carlino	02/06/03	75,000	—	7.95	02/06/13	11/09/09(2)	26,571	1,011,558
	01/29/04	150,000	—	12.15	01/29/14	02/18/10(2)	20,492	780,130
	01/06/05	561,300	—	29.22	01/06/15	10/20/10(3)	52,191	1,986,911
	01/12/06	300,000	—	33.12	01/12/16	04/15/11(2)	30,434	1,158,622
	01/02/07	300,000	—	41.62	01/02/17
	07/08/08	225,000	75,000	29.87	07/08/18
	01/02/09	150,000	150,000	21.38	01/02/16
	01/02/10	75,000	225,000	27.19	01/02/17
	01/03/11	—	300,000	35.15	01/03/18
Timothy J. Wilmott	07/08/08	150,000	50,000	29.87	07/08/18	11/09/09(2)	18,097	688,953
	01/02/09	100,000	100,000	21.38	01/02/16	02/18/10(2)	13,957	531,343
	01/02/10	50,000	150,000	27.19	01/02/17	10/20/10(3)	35,546	1,353,236
	01/03/11	—	200,000	35.15	01/03/18	04/15/11(2)	20,728	789,115
William J. Clifford	01/06/05	300,000	—	29.22	01/06/15	11/09/09(2)	9,300	354,051
	01/12/06	100,000	—	33.12	01/12/16	02/18/10(2)	7,172	273,038
	01/02/07	100,000	—	41.62	01/02/17	10/20/10(3)	18,267	695,425
	07/08/08	112,500	37,500	29.87	07/08/18	04/15/11(2)	10,652	405,522
	01/02/09	75,000	75,000	21.38	01/02/16
	01/02/10	37,500	112,500	27.19	01/02/17
	01/03/11	—	150,000	35.15	01/03/18
Jay A. Snowden	10/11/11	—	150,000	38.08	10/11/18	10/11/11(3)	1,812	68,983
Jordan B. Savitch	09/03/02	41,760	—	8.73	09/03/12	11/09/09(2)	3,587	136,557
	01/29/04	37,080	—	12.15	12/31/13	02/18/10(2)	2,766	105,302
	01/06/05	140,000	—	29.22	01/06/15	10/20/10(3)	7,046	268,241
	01/12/06	50,000	—	33.12	01/12/16	04/15/11(2)	4,109	156,430
	01/02/07	50,000	—	41.62	01/02/17
	07/08/08	52,500	17,500	29.87	07/08/18
	01/02/09	35,000	35,000	21.38	01/02/16
	01/02/10	17,500	52,500	27.19	01/02/17
	01/03/11	—	70,000	35.15	01/03/18

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change of control, options vest immediately.

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted November 9, 2009 and February 18, 2010, lapse 33 1/3% on each of the first, second, and third anniversary of the date of grant. The forfeiture provisions on the restricted stock awards granted April 15, 2011, lapse 100% on the third year anniversary of the date of grant. In the event of a change of control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Represents phantom stock unit awards scheduled to vest as follows: 2/9 of the aggregate award to the executive on each of the first, second and third anniversaries of the date of grant and 1/6 of the aggregate award to the executive on each of the fourth and fifth anniversaries of the date of grant, with the exception of Jay A. Snowden's which vest 33 1/3% on each of the first, second, and third anniversary of the date of grant, and is subject to certain forfeiture restrictions. In the event of a change of control, the forfeiture restrictions on restricted stock lapse immediately.

(4)
Calculated based on the closing price of the Company's common stock on December 30, 2011 ($38.07), which was the last trading day of 2011.

2011 Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised, restricted stock awards vested, and phantom stock unit awards vested during fiscal 2011:

	Option Awards		Stock Awards		Phantom Stock Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Carlino	—	—	66,818	2,379,963	14,912	586,936
Timothy J. Wilmott	—	—	25,076	891,100	10,157	399,780
William J. Clifford	—	—	32,887	1,172,352	5,219	205,420
Jay A. Snowden	—	—	—	—	—	—
Jordan B. Savitch	2,920	67,119	14,971	533,850	2,013	79,232

2011 Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Peter M. Carlino	418,525	209,262	(198,104)	(3,029)	3,899,353
Timothy J.Wilmott	272,876	68,219	(102,482)	(1,466)	1,378,813
William J. Clifford	195,627	97,813	183	(1,381)	1,938,105
Jay A. Snowden	8,461	4,231	111	—	12,803
Jordan B. Savitch	83,309	41,655	(25,390)	(598)	570,500

(1)
For each Named Executive Officer, the Executive's contribution is included in the Named Executive Officer's salary and/or bonus for 2011, as reported in the Summary Compensation Table.

(2)
For each Named Executive Officer, the Company's contribution is included in the Named Executive Officer's other compensation for 2011, as reported in the Summary Compensation Table.

(3)
Amounts reflect the change in account value during 2011. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.

(4)
The amount of each Named Executive Officer's aggregate balance at fiscal year-end that was reported as compensation in the Company's Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)
Peter M. Carlino	3,472,699
Timothy J. Wilmott	1,141,666
William J. Clifford	1,645,863
Jay A. Snowden	—
Jordan B. Savitch	471,524

        Penn National Gaming, Inc. Deferred Compensation Plan.    Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the Compensation Committee may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be deferred. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred Compensation Plan. The Compensation Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability. For the purposes of the Company's Deferred Compensation Plan, generally, a change in control occurs when a person, entity or group acquires 25% or more of the Company's common stock; the Company reorganizes, merges or consolidates, except under circumstances, described in the plan, where control of the Company and its successor remains relatively consistent before and after such transaction; the Company's shareholders approve a complete liquidation or disposition of all of the assets of the Company, except under circumstances, described in the plan, where control of the Company and its successor remains relatively consistent before and after such transaction; and any time the incumbent directors on March 1, 2001, or subsequent directors approved by a majority of the incumbent directors, do not constitute a majority of the Board of Directors.

        Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for up to five years.

        For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment or payment in five or ten annual installments, at the election of the Compensation Committee. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of any subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Compensation Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. In addition, participants can withdraw sums deferred prior to December 31, 2004 at any time subject to a 10% withdrawal penalty. Certain specified employees have a six-month delay imposed upon distributions pursuant to a severance from service, as required by the final Code section 409A regulations. In the event of a Change of Control, the Company will accelerate installment payments by paying the Account Balance in lump sum.

        Participants in the Deferred Compensation Plan may invest deferred amounts, including Company contributions, in mutual funds selected by the Compensation Committee. Participants may change their investment elections at any time.

Potential Payments Upon Termination or Change in Control

        The information below describes and quantifies compensation that would become payable under existing arrangements in the event of a termination of such Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown assume that such termination or change in control was effective as of December 31, 2011, and thus include amounts earned through such time and are based (where applicable) on the closing price of the Company's common stock on such date (which was $38.07 per share) and are estimates of the amounts that would be paid to the Named Executive Officers upon their termination or a change in control. The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or a change in control.

        The following tables quantify the amounts payable to each of the Named Executive Officers under the described termination circumstances and upon a change in control. For a description of the severance and change of control provisions giving rise to the payments set forth below, see pages 51 through 54 of this Proxy Statement.

Post-Employment Payments—Peter M. Carlino

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	14,199,087		—	14,199,087		14,199,087		12,779,178	12,779,178
Benefit Continuation(3)	—	32,422		—	32,422		32,422		—	29,180
Restricted Shares(4)	—	—		—	4,937,221		4,937,221		4,937,221	4,937,221
Unvested Stock Options(5)	—	6,442,500	(6)	—	6,442,500	(6)	6,442,500	(6)	6,442,500	6,442,500
Vested Stock Options(5)	17,764,005	17,764,005		14,444,505	17,764,005		17,764,005		17,764,005	17,764,005
Vested Deferred Compensation Balance(7)	3,899,353	3,899,353		3,899,353	3,899,353		3,899,353		3,899,353	3,899,353
Tax Indemnity Payments(8)	n/a	n/a		n/a	n/a		n/a		6,329,768	6,339,350

Total	$21,663,358	$42,337,367		$18,343,858	$47,274,588		$47,274,588		$52,152,025	$52,190,787

Post-Employment Payments—Timothy J. Wilmott

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	6,211,826		—	6,211,826		6,211,826		9,317,739	9,317,739
Benefit Continuation(3)	—	42,084		—	42,084		42,084		—	42,084
Restricted Shares(4)	—	—		—	3,362,647		3,362,647		3,362,647	3,362,647
Unvested Stock Options(5)	—	3,595,000	(6)	—	3,595,000	(6)	3,595,000	(6)	4,295,000	4,295,000
Vested Stock Options(5)	3,443,000	3,443,000		1,230,000	3,443,000		3,443,000		3,443,000	3,443,000
Vested Deferred Compensation Balance(7)(9)	1,378,813	1,378,813		1,378,813	1,378,813		1,378,813		1,378,813	1,378,813
Tax Indemnity Payments(8)	n/a	n/a		n/a	n/a		n/a		5,162,446	5,177,028

Total	$4,821,813	$14,670,723		$2,608,813	$18,033,370		$18,033,370		$26,959,645	$27,016,311

Post-Employment Payments—William J. Clifford

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	5,812,245		—	5,812,245		5,812,245		6,974,694	6,974,694
Benefit Continuation(3)	—	26,190		—	26,190		26,190		—	31,428
Restricted Shares(4)	—	—		—	1,728,036		1,728,036		1,728,036	1,728,036
Unvested Stock Options(5)	—	3,111,750	(6)	—	3,111,750	(6)	3,111,750	(6)	3,221,250	3,221,250
Vested Stock Options(5)	5,732,250	5,732,250		4,072,500	5,732,250		5,732,250		5,732,250	5,732,250
Vested Deferred Compensation Balance(7)	1,938,105	1,938,105		1,938,105	1,938,105		1,938,105		1,938,105	1,938,105
Tax Indemnity Payments(8)	n/a	n/a		n/a	n/a		n/a		2,728,111	2,738,431

Total	$7,670,355	$16,620,540		$6,010,605	$18,348,576		$18,348,576		$22,322,446	$22,364,194

Post-Employment Payments—Jay A. Snowden

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	2,727,083		—	2,727,083		2,727,083		1,925,000	1,925,000
Benefit Continuation(3)	—	29,682		—	29,682		29,682		—	20,952
Restricted Shares(4)	—	—		—	68,983		68,983		68,983	68,983
Unvested Stock Options(5)	—	—	(6)	—	—	(6)	—	(6)	—	—
Vested Stock Options(5)	—	—		—	—		—		—	—
Vested Deferred Compensation Balance(7)(9)	8,536	8,536		8,536	8,536		8,536		8,536	8,536
Tax Indemnity Payments(8)	n/a	n/a		n/a	n/a		n/a		—	—

Total	$8,536	$2,765,301		$8,536	$2,834,284		$2,834,284		$2,002,519	$2,023,471

Post-Employment Payments—Jordan B. Savitch

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	2,182,388		—	2,182,388		2,182,388		2,618,865	2,618,865
Benefit Continuation(3)	—	30,720		—	30,720		30,720		—	36,864
Restricted Shares(4)	—	—		—	666,530		666,530		666,530	666,530
Unvested Stock Options(5)	—	1,452,150	(6)	—	1,452,150	(6)	1,452,150	(6)	1,503,250	1,503,250
Vested Stock Options(5)	4,877,902	4,877,902		4,103,352	4,877,902		4,877,902		4,877,902	4,877,902
Vested Deferred Compensation Balance(7)	570,500	570,500		570,500	570,500		570,500		570,500	570,500
Tax Indemnity Payments(8)	n/a	n/a		n/a	n/a		n/a		1,195,746	1,207,851

Total	$5,448,402	$9,113,660		$4,673,852	$9,780,190		$9,780,190		$11,432,793	$11,481,762

(1)
Upon the occurrence of a change in control, the change in control payment is payable and the stock options and restricted stock accelerates; no termination of employment is required. With respect to Mr. Snowden, assumes resignation for good reason within twelve months of the effective date of the change in control.

(2)
Basis for cash severance benefit upon a change in control is 2011 salary plus highest cash bonus earned over years 2011 and 2010.

(3)
Represents employer cost of medical and dental coverage.

(4)
Restricted stock award values were computed based on the closing stock price of the Company's common stock on December 30, 2011 ($38.07), which was the last trading day of 2011.

(5)
Amounts represent the difference between the exercise price of each Named Executive Officer's options and the closing price of Company's common stock on December 31, 2011 ($38.07). Vested stock options issued under the 2008 Plan are cancelled when an executive is terminated for cause by the Company; however, vested options granted under the Company's prior long-term incentive plans are generally not cancelled upon a termination for cause.

(6)
Unvested options that would vest during the applicable severance period vest upon termination but may not be exercised until the time that such options would have vested had the executive continued to be employed through the applicable severance period. Restrictions lapse upon death or a change in control.

(7)
Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service, although vesting is accelerated upon death, change in control and, at the option of the Compensation Committee, disability. Mr. Wilmott joined the Company in February 2008, at December 31, 2011, the Company's contributions to his deferred compensation account were only 80% vested. Mr. Snowden joined the Company in October 2011, at December 31, 2011, the Company's contributions to his deferred compensation account were 0% vested.

(8)
The amounts in the table were calculated in accordance with Sections 4999 and 280G of the Code.

(9)
The amounts reflected exclude net benefit payments under life insurance policies maintained by the Company covering Mr. Wilmott for the benefit of his named beneficiaries with a face value of $3,900,000.

Employment Agreements

        The Company generally seeks to enter into employment agreements with corporate executives having the title of vice president and above and with the general manager of each of its gaming and racing properties. In arriving at this determination, the Company sought to minimize the number of individuals with whom it had employment agreements while at the same time achieving the objectives outlined in "Compensation Discussion and Analysis—Employment Agreements". Relevant to this approach, the Company considers the standard competitive practices in the gaming and racing industry. For key employees with whom the Company does not seek to have employment agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

Key Terms

        Term.    The term of the employment agreement for each of the Chairman and Chief Executive Officer and the President and Chief Operating Officer is five years. Each other named executive officer's employment agreement has a three year term. The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship. For the Company, this provides stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term shareholder value.

        With respect to Mr. Wilmott, the five-year term was intended to provide a reasonable period of time for the Company and Mr. Wilmott to mutually determine whether Mr. Wilmott would have the opportunity to serve as the Company's Chief Executive Officer. Accordingly, Mr. Wilmott's employment agreement does not require the Company to appoint him Chief Executive Officer but it does provide Mr. Wilmott with the option after three years to resign for good reason (and be entitled to the termination payments described below under "Termination") if he is not appointed Chief Executive Officer. This initial three year period expired on December 31, 2011 and Mr. Wilmott now has the option to resign for good reason and be entitled to the termination payments described below. No assurance can be given as to whether the Company will offer the Chief Executive Officer position to Mr. Wilmott and, if such position is not offered, whether Mr. Wilmott will elect to terminate his employment with the Company.

        With respect to Mr. Carlino, the five-year term was deemed reasonable given the leadership and accomplishments Mr. Carlino has demonstrated and achieved over the 18 years he has served the Company. Among other things, the Board credits Mr. Carlino with putting together and executing the acquisition strategy and recruiting the management team that has fueled the Company's growth since 1994.

        Termination and Restrictive Covenants.    The Company offers certain additional payments to its named executive officers if the Company elects to terminate the executive's employment without "cause" or as a result of death or total disability. Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason except as noted on page 56 with respect to Mr. Carlino and Mr. Wilmott) or if the executive is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive's agreement to comply with the restrictive covenants described below for the time period for which such payments are made. All payments are subject to forfeiture and/or clawback in the event that the executive breaches any term of the restrictive covenants.

        Each employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection of its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company anywhere in North America, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information.

        Each executive is generally bound by the restrictive covenants for the following periods: 36 months for the Chairman and Chief Executive Officer, 24 months for the President and Chief Operating Officer and the Senior Vice President and Chief Financial Officer and 18 months for the Senior Vice President and General Counsel and the Senior Vice President of Regional Operations. The Board selected these time periods based on its determination about the extent to which each individual's tenure with, and knowledge of, the Company might be used to adversely impact the Company's strategic plans, intellectual property or human capital. If an executive violates any of these provisions, in addition to any other legal or equitable remedies available to the Company, the executive must repay to the Company all amounts paid upon termination, forfeit any amounts then still payable in connection with such termination and, as set forth in the applicable compensation plans, forfeit all outstanding equity awards (regardless of whether such awards had vested before or after termination). In limited circumstances, an executive may opt out of the non-competition provision provided such executive repays any amounts paid and forfeits amounts payable by the Company in respect of the period for which such executive has elected not to be subject to the restrictive covenant.

        The additional payments consist of a cash payment equal to the executive's base salary and annual cash bonus (based on the highest salary and annual cash bonus paid during the previous two years calculated on a monthly basis) multiplied by the greater of (i) the minimum number of months that such executive is bound by the restrictive covenants and (ii) the number of months remaining in the employment term. In addition, the executive is permitted continued vesting of stock options during the period for which the executive remains bound by restrictive covenants. The Board selected these amounts based on the rationale that it was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants in the event the Company elects to terminate the executive's employment without cause.

        Change in Control.    In the event of a change in control, each named executive officer (with the exception of the Senior Vice President of Regional Operations) is entitled to receive a cash payment equal to three times the sum of his base salary and annual cash bonus (based on the highest amount paid in the two preceding calendar years). Such payment would be made in two lump sums with 75% paid on the closing date of the change in control and 25% paid on the 75th day following the change in control, subject to the executive's continued employment with the Company during such period (unless earlier terminated by the Company). With respect to our Senior Vice President of Regional Operations, in the event of a change in control and subsequent termination (other than termination for cause), such named executive officer is entitled to receive a cash payment on the effective date of termination equal to two times the sum of his base salary and annual cash bonus (based on the highest amount paid in the two preceding calendar years). In addition, upon a change in control, any unvested equity compensation held by any employee of the Company, including any named executive officer, will become vested. To the extent that an executive receives a cash change in control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term.

        In providing certain executives with a severance payment upon a change in control, we believe that we have carefully considered the costs and benefits of such a provision. Given the long period of time it takes to consummate change in control transactions involving a publicly-traded, multi-jurisdictional gaming and racing company, it has been our experience that change in control payments such as ours provide the Company with an effective and durable retention mechanism that incentivizes each named executive officer to remain with the Company during the long period between entering into an agreement that will result in a change in control and the consummation of that change in control. As demonstrated by the Company's own experiences in its acquisitions of Hollywood Casino Corporation and Argosy Gaming Company, change in control transactions in the gaming and racing industry can take between eleven and fifteen months to complete because of the regulatory, investigatory and administrative requirements across a variety of jurisdictions. As a result of the Company's change in control arrangements, during the pendency of a transaction, the Company's executives are strongly incentivized to remain employed and to continue to work towards the consummation of a transaction favorable to shareholders.

        We believe that the value of our change in control provisions was amply demonstrated in the events surrounding the potential Merger with Fortress and Centerbridge. The Company entered into the Merger Agreement on June 15, 2007. The terms of the Merger Agreement provided that, subject to certain conditions, the parties had approximately 16 months to complete the transaction. Upon announcement, the Company's stock price immediately jumped 31% over the closing price of the common stock on June 14, 2007 to $62.12 per share and continued to trade above $56 per share through December 31, 2007. Absent the change in control provisions, we believe that each of the Company's executive officers would have had a compelling reason to resign his or her position to realize the benefit of the premium in the Company's stock price. However, we believe that the design of the Company's change in control provisions contributed significantly to the Company successfully retaining its entire management team, which we view as a critical benefit to the Company and its shareholders since the Merger transaction was ultimately terminated.

        In determining the cash portion of any potential change in control payment, we considered the impact such provisions (including the potential impact of the tax indemnity described below) might have on the value of the Company and concluded that such amounts are reasonable given the benefits received by the Company. For example, in the Merger, the total amount of payments that could have been made to named executive officers on account of change in control provisions (including tax indemnity payments where applicable) in their employment agreements accounted for approximately 0.34% of the total consideration that would have been paid upon consummation of the transaction.

        Tax Indemnity.    Each executive's employment agreement provides him with protection if a change in control or termination payment results in an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In such event, the executive officer is entitled to a tax indemnity payment to the extent necessary so that the net amount paid to the executive is equal to the amount that would have otherwise been due to the executive under the applicable terms of the employment agreement absent the impact of Section 280G of the Code. We believe that such payments are appropriate to ensure that an executive does not lose the benefits of the payments to which such tax may be applied. If the excise tax were to reduce the net after-tax amount received by the executive, the benefits to the Company of the employment agreements—namely, retention during change in control transactions and compliance with restrictive covenants following involuntary terminations of employment—would be proportionately diminished.

        In addition, the excise tax creates disproportionate and adverse impacts on different classes of executives. Since it is generally calculated based on the amount of change in control payments relative to an executive's average taxable income from the Company over the five year period preceding the change in control, an executive with a lower average income will more likely be subject to the excise tax than a similarly situated executive with a higher income history. For example, contrary to the notion of long term value creation, the excise tax is more likely to be imposed on an executive who chooses not to exercise (and therefore not to generate income on) his stock options prior to a change in control since the executive will have a lower average compensation history than an executive who exercised and previously recognized income on his options. Further, by setting reasonable levels of payments in respect of change in control transactions and post-termination restrictive covenants, the Company does not believe that the payment of any such tax indemnity is likely to adversely impact the value of the Company. For example, if the Company were to be sold for the price ($38.07) used to calculate the change of control payments described under "Potential Payments Upon Termination or Change of Control" beginning on page 48 of this Proxy Statement, then the aggregate amounts due to all named executive officers under the tax indemnity, assuming no other mitigation steps were taken, would be less than 0.5% of the value of the transaction. Finally, especially in light of the long period necessary for the Company to close a change in control transaction, the Company believes that it can mitigate or eliminate the need for any indemnity payments.

        In addition to the key terms relating to severance, change of control, restrictive covenants and tax indemnity provisions described above, each employment agreement provides for additional compensation through participation in the Company's annual incentive plan, eligibility for awards under the Company's long term incentive compensation plans then in effect and certain other benefits, including health, vacation and deferred compensation. If the Company elects not to renew the executive's employment agreement at the end of the applicable term (other than with respect to Mr. Snowden's agreement) or such executive is terminated without "cause" (as defined in each agreement and described below) or as a result of death or total disability, the executive is entitled to certain continued health benefits and continued vesting of his options.

        The specific terms of each of the individual agreements for the named executive officers are as follows:

        Peter M. Carlino.    On April 28, 2010, the Company entered into a new employment agreement with Peter M. Carlino, its Chairman and Chief Executive Officer, with a term expiring on April 28, 2015. Pursuant to the terms of his agreement, Mr. Carlino's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 35 and 36. Further, the agreement also provides for the payment of certain life insurance premiums, if any, on Mr. Carlino's behalf and provides Mr. Carlino with a company car. However, Mr. Carlino did not request the Company to incur these expenses in 2011. With respect to termination of employment with "good reason," Mr. Carlino's agreement includes any circumstance where he is no longer a member and Chairman of the Board unless such event is the result of voluntary resignation, refusal to stand for re-election, removal from the Board due to certain criminal convictions, a determination of unsuitability by a regulatory body having jurisdiction over the Company or a judicial determination of unsound mind. The severance period in Mr. Carlino's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and three years.

        Timothy J. Wilmott.    On December 31, 2008, the Company entered into an employment agreement with Timothy J. Wilmott, its President and Chief Operating Officer, with an initial term expiring on July 3, 2013. Pursuant to the terms of his employment agreement, Mr. Wilmott's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 35 and 36. The Company is also obligated to maintain a term life insurance policy with a face value of three times his annual base salary on which Mr. Wilmott is entitled to name the beneficiaries. The severance period in Mr. Wilmott's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and two years. With respect to termination of employment by the executive with "good reason," Mr. Wilmott's agreement includes a provision for the failure of the Board to appoint Mr. Wilmott as the Chief Executive Officer of the Company after three years. This would permit Mr. Wilmott to voluntarily terminate the agreement and still be entitled to the applicable severance payments. This initial three year period expired on December 31, 2011. No assurance can be given on whether the Company will offer the

Chief Executive Officer position to Mr. Wilmott and, if such position is not offered, whether Mr. Wilmott will elect to terminate his employment with the Company.

        William J. Clifford.    On December 31, 2008, the Company entered into an employment agreement with William J. Clifford, Senior Vice President, Finance and Chief Financial Officer, with an initial term expiring on June 10, 2011. The Compensation Committee approved the renewal of Mr. Clifford's employment agreement on April 22, 2011 for an additional three-year term expiring on June 10, 2014. Mr. Clifford's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 35 and 36. The severance period in Mr. Clifford's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and two years.

        Jordan B. Savitch.    On December 31, 2008, the Company entered into an employment agreement with Jordan B. Savitch, Senior Vice President and General Counsel, with an initial term expiring on June 10, 2011. The Compensation Committee approved the renewal of Mr. Savitch's employment agreement on April 22, 2011 for an additional three-year term expiring on June 10, 2014. Mr. Savitch's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 35 and 36. The severance period in Mr. Savitch's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and eighteen months.

        Jay A. Snowden.    On April 11, 2011, the Company entered into an employment agreement with Jay A. Snowden, Senior Vice President of Regional Operations, commencing on October 11, 2011 with an initial term expiring on October 11, 2014. Mr. Snowden's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 35 and 36. In connection with the Company's efforts to recruit Mr. Snowden to join the Company, Mr. Snowden's agreement also provided for the payment of the following one time awards upon the commencement of his employment with the Company: (a) the award of 150,000 options priced at the closing price on the last trading day immediately preceding the commencement date, (b) a phantom stock grant equal to 1,812 shares and (c) a cash bonus of $200,000 (subject to a clawback in the event of termination for cause). The severance period in Mr. Snowden's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and eighteen months.

        The employment agreements for each named executive officer are incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on February 24, 2012.

        For purposes of the potential termination and change of control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

        Change of Control—a change in control is defined as the occurrence of one or more of the following events:

  •
  a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; or

  •
  the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; or

  •
  the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares; (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction; and (c) at least a majority of the directors are continuing directors; or

  •
  any time continuing directors do not constitute a majority of the Board.

        Good Reason—an executive officer has "good reason" if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer's compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer's travel requirements are materially increased or (d) such officer's employment agreement is materially breached by the Company. In addition to the foregoing, with respect to Mr. Carlino's and Mr. Wilmott's employment agreements, the term "good reason" also includes the circumstances described on page 54 with respect to each such agreement.

        Cause—the Company has "cause" if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment agreement or any material Company policy or (d) misappropriates corporate funds as determined in good faith by the Board.

SECURITY OWNERSHIP OF PRINCIPAL
SHAREHOLDERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of February 22, 2012, by each person known to the Company to own beneficially more than 5% of the Company's outstanding common stock, each director, the CEO and each of the named executive officers of the Company and all of the executive officers and directors of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as otherwise stated in the footnotes to the table. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

        Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 22, 2012 are deemed outstanding for computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of February 22, 2012 (76,313,960 shares).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Peter M. Carlino(1)(2)	11,484,618	14.65%
Peter D. Carlino(1)(3)	7,439,742	9.75%
Richard J. Carlino(1)(4)	7,476,595	9.80%
David E. Carlino(1)(4)	7,502,447	9.83%
Carlino Family Trust(1)	7,216,874	9.46%
Harold Cramer(1)(5)	8,014,651	10.48%
Wesley R. Edens(9)(10)	179,017	*
David A. Handler(6)(9)	241,195	*
John M. Jacquemin(6)(9)	173,595	*
Robert P. Levy(7)	46,665	*
Barbara Shattuck Kohn(8)	180,145	*
Saul V. Reibstein	1,499	*
Timothy J. Wilmott(6)(9)	545,956	*
William J. Clifford(6)(9)	906,811	1.18%
Jordan B. Savitch(6)(9)	453,309	*
John V. Finamore(6)(9)	202,866	*
Robert S. Ippolito(6)(9)	381,393	*
Steven T. Snyder(6)(9)(11)	477,288	*
Thomas P. Burke(6)(9)	115,783	*
Jay A. Snowden	935	*
All executive officers and directors as a group (16 persons)	16,024,482	19.62%
Baron Capital Group, Inc.(12)	7,728,655	10.13%
Harris Associates L.P.(13)	4,068,042	5.33%

*
Less than 1%.

 Notes to Security Ownership of Principal
Shareholders and Management Table

1.
7,216,874 shares of the Company's common stock are owned by an irrevocable trust, which the Company refers to as the Carlino Family Trust, among Peter D. Carlino, his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 164,370 shares of the Company's common stock are also owned by the Trust for Gary Gilbert, an irrevocable trust, which was created by one of Peter D. Carlino's children, as settlor, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. Peter D. Carlino, Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and the Trust for Gary Gilbert.

2.
The number of shares in the table includes 7,216,874 shares owned by the Carlino Family Trust, 164,370 shares owned by the Trust for Gary Gilbert, 231,380 shares owned by the Grantor Retained Annuity Trust of Peter M. Carlino dated September 23, 2005 of which Peter M. Carlino is the trustee and has sole voting and investment power, 21,659 shares owned by the 2006 Grantor Retained Annuity Trust of Peter M. Carlino dated May 19, 2006 of which Peter M. Carlino is the trustee and has sole voting and investment power, Trusts under the 2008 Grantor Retained Annuity Trust No. 2 of Peter M. Carlino dtd 11/20/2008: (a) f/b/o Peter W. Carlino (34,804 shares), (b) f/b/o Christopher P. Carlino (34,804 shares) (c) f/b/o Kelly E. Masano (34,804 shares) and (d) f/b/o Kathleen J. Schippers (34,804 shares) of which Peter M. Carlino is the trustee and has sole voting and investment power, Trusts under the 2008 GRAT of Marshia W. Carlino dtd 11/20/2008: (a) f/b/o Peter W. Carlino (40,580 shares), (b) f/b/o Christopher P. Carlino (40,579 shares) (c) f/b/o Kelly E. Masano (40,580 shares) and (d) f/b/o Kathleen J. Schippers (40,580 shares) of which Peter M. Carlino is the trustee and has sole voting and investment power, 1,267,566 shares owned jointly with Mr. Carlino's wife, 67,251 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted, 152,683 shares owned by Marshia W. Carlino, and 2,061,300 shares that may be acquired upon the exercise of outstanding options.

3.
The number of shares in the table includes 6,822,874 shares of the 7,216,874 shares owned by the Carlino Family Trust (Peter D. Carlino does not have investment or voting power over the remaining 394,000 held in the Carlino Family Trust), 164,370 shares owned by the Trust for Gary Gilbert and 416,212 shares owned by a residuary trust for the benefit of Peter D. Carlino and Peter D. Carlino's children as to both of which Peter D. Carlino has shared investment power and shared voting power.

4.
The number of shares in the table includes 7,216,874 shares of common stock owned by the Carlino Family Trust and 164,370 shares owned by the Trust for Gary Gilbert.

5.
The number of shares in the table includes 7,216,874 shares owned by the Carlino Family Trust, 164,370 shares owned by the Trust for Gary Gilbert, an aggregate of 416,212 shares owned by a residuary trust for the benefit of Peter D. Carlino and Peter D. Carlino's children as to both of which Harold Cramer has shared investment power, and shared voting power, 6,065 shares of restricted stock under which Mr. Cramer has voting rights but his disposition rights are currently restricted, and 135,000 shares that may be acquired upon the exercise of outstanding options.

6.
Includes shares that may be acquired upon the exercise of outstanding options, as follows: William J. Clifford, 837,500 shares; Timothy J. Wilmott, 450,000 shares; Jordan B. Savitch, 439,260 shares; Robert S. Ippolito, 341,770 shares; Steven T. Snyder, 392,500 shares; John V. Finamore, 155,000 shares; Thomas P. Burke, 72,500 shares; David A. Handler, 160,000 shares; and John M. Jacquemin, 150,000 shares; and all executive officers and directors as a group, 5,384,830 shares.

7.
Includes 35,000 shares that may be acquired upon the exercise of outstanding options, 600 shares owned by Mr. Levy's spouse, as to which shares Mr. Levy disclaims beneficial ownership, and 6,065 shares of restricted stock under which Mr. Levy has voting rights but his disposition rights are currently restricted.

8.
Includes 135,000 shares that may be acquired upon the exercise of outstanding options, 2,000 shares owned by Ms. Shattuck Kohn's spouse, as to which shares Ms. Shattuck Kohn disclaims beneficial ownership, and 6,065 shares of restricted stock under which Ms. Shattuck Kohn has voting rights but her disposition rights are currently restricted.

9.
Includes restricted shares issued as follows: Timothy J. Wilmott, 45,803 shares; William J. Clifford, 23,538 shares; Jordan B. Savitch, 9,079 shares; Steven T. Snyder, 8,894 shares; Robert S. Ippolito, 6,052 shares; John V. Finamore, 10,463 shares; Thomas P. Burke, 8,370 shares; David A. Handler, 6,065 shares; John M. Jacquemin, 6,065 shares; and Wesley R. Edens, 9,065 shares; and, all executive officers and directors as a group, 218,840 shares, under which each of them has voting rights but his or her disposition rights are currently restricted.

10.
Due to his indirect ownership interest in FIG PNG Holdings LLC through his ownership interest in Fortress Investment Group LLC, Mr. Edens may be deemed to beneficially own 157,822 shares of common stock beneficially owned by FIG PNG Holdings LLC, for which FIG PNG Holdings LLC, an affiliate of Fortress Investment Group LLC, is the managing member. Mr. Edens disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein.

11.
Includes 75,894 shares owned jointly with Mr. Snyder's spouse.

12.
According to its 13G/A filed with the SEC on February 14, 2012, consists of shares beneficially owned as of December 31, 2011 by BAMCO, Inc. or its affiliates, Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

13.
According to its 13G filed with the SEC on February 14, 2012, consists of shares beneficially owned as of December 31, 2011 by Harris Associates L.P or its affiliate Harris Associates, Inc. The address of Harris Associates L.P. is Two North LaSalle Street, Suite 500, Chicago IL 60602-3790.

TRANSACTIONS WITH RELATED PERSONS

        In August 1994, the Company signed a consulting agreement with Peter D. Carlino, former Chairman of the Company. Pursuant to the consulting agreement, as amended, Peter D. Carlino receives an annual fee of $135,000. Peter D. Carlino is the father of Peter M. Carlino, the Chairman of the Board and Chief Executive Officer ("CEO") of the Company.

        The Company currently leases 45,917 square feet of executive office and warehouse space for buildings in Wyomissing, Pennsylvania from affiliates of its Chairman and CEO. Rent expense for the years ended December 31, 2011, 2010 and 2009 amounted to $0.9 million, $0.9 million and $0.9 million, respectively. Two of the three the leases for the office space expire in May 2012 and May 2013, one expired in March 2012 and is currently on a month-to-month basis at the expiring rent and the lease for the warehouse space expires in July 2013. The future minimum lease commitments relating to these leases at December 31, 2011 equaled $0.6 million.

        Eric Schippers, the Senior Vice President, Public Affairs & Government Relations of the Company is the son-in-law of our CEO. Mr. Schippers joined the Company in 2003. From 1998 to 2003, Mr. Schippers was President of the Alexandria, Virginia based Center for Individual Freedom, a non-partisan constitutional advocacy group. Mr. Schippers has also worked for Burson Marsteller, one of the world's largest international public relations firms, representing numerous Fortune 500 clients in the areas of media relations, public affairs, crisis communications and constituency relations. For 2011, Mr. Schippers received a salary of $350,000, a bonus of $262,500, options to purchase 40,000 shares of the Company's common stock, an award of 2,804 shares of restricted stock, and an award of 5,809 phantom stock units.

Review and Approval of Transactions with Related Persons

        Pursuant to the terms of its charter, the Company's Audit Committee reviews and pre-approves all conflicts of interest and related party transactions. For the purposes of Audit Committee review, a related party transaction is a transaction that meets the minimum threshold for disclosure in the Company's proxy statement or Annual Report on Form 10-K under the rules of the SEC. The Company's Code of Business Conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit Committee. For the purposes of the Audit Committee's review, related party transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of more than 5% of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest.

        For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit Committee. In terms of standards applied by the Audit Committee in reviewing related party transactions, a director will not participate in the review of transactions in which he or she or his or her immediate family member has an interest; the Audit Committee will only approve related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

        Currently, the policy to review related party transactions is evidenced in the Audit Committee charter and the Company's Code of Business Conduct and certain of the procedures followed in considering related party transactions are based on past practice and the advice of counsel.

Compensation Committee Interlocks and Insider Participation

        During 2011, the members of the Company's Compensation Committee were Messrs. Cramer and Handler and Ms. Shattuck Kohn. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

 AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of Saul V. Reibstein (Chairman), John M. Jacquemin, Harold Cramer and Barbara Shattuck Kohn, all of whom are independent directors under the current Marketplace Rules, and operates under a written charter adopted by the Board of Directors that complies with the current Marketplace Rules, which charter is available at http://www.pngaming.com/About.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company's independent registered public accounting firm (the "independent accounting firm"). The Company's independent accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In addition, the Company's independent accounting firm will express its own opinion on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        The Audit Committee members are not professional accountants (except for Mr. Reibstein), and their functions are not intended to duplicate or to certify the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

        In this context, in 2011, the Audit Committee met and held discussions with management and the independent accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The Company's independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accounting firm and the Audit Committee's review of the representations of management and the report of independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the U.S. Securities and Exchange Commission.

Audit Committee of the Board of Directors
Saul V. Reibstein, Chairman John M. Jacquemin Harold Cramer Barbara Shattuck Kohn

OTHER MATTERS

        The Company is mailing a copy of its Annual Report for the year ended December 31, 2011 and a proxy card together with this proxy statement to all shareholders of record at the close of business on April 13, 2012. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's common stock and any other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all of its executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them during 2011.

Advanced Notice Provision

        Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company's common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company's Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 or more than 150 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2013 annual meeting, between January 7, 2013 and February 6, 2013. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

Shareholder Proposals

        Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2013 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than December 31, 2012. Proposals should be sent to the Company's principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

        Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the Company's Annual Report for the year ended December 31, 2011 in accordance with a notice delivered from such shareholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

By Order of the Board of Directors,
/s/ Robert S. Ippolito
April 30, 2012	Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] ® VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PENN NATIONAL GAMING, INC. 825 BERKSHIRE BLVD. SUITE 200 WYOMISSING, PA 19610 M46767-P24131 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: 1. Election of David A. Handler and John M. Jacquemin to serve as Class I Directors until the Annual Meeting of Shareholders of the Company to be held in the year 2015 or until their respective successors are elected and qualified. Nominees: 01) David A. Handler 02) John M. Jacquemin The Board of Directors recommends you vote FOR proposals 2 and 3: Abstain For Against 2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2012. 3. Advisory vote on executive compensation. The Board of Directors recommends you vote AGAINST the following proposal: 4. Shareholder proposal on majority voting. NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M46768-P24131 PENN NATIONAL GAMING, INC. ANNUAL MEETING OF SHAREHOLDERS, JUNE 6, 2012 The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Peter M. Carlino and Harold Cramer and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the "Company"), which the shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders thereof to be held on June 6, 2012 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM NOS. 2 AND 3, AND AGAINST PROXY ITEM NO. 4 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY.